Exhibit 10.13

EXECUTION VERSION

FIVE-YEAR SYNDICATED FACILITY AGREEMENT

dated as of

April 30, 2019,

among

AMCOR LIMITED,

AMCOR FINANCE (USA), INC.,

AMCOR UK FINANCE PLC,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Foreign Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

HSBC BANK PLC,

MUFG BANK, LTD.

and

WELLS FARGO BANK, N.A., LONDON BRANCH,
as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

BNP PARIBAS,

CITIBANK, N.A.,

HSBC BANK PLC,

MUFG BANK, LTD.

and

WELLS FARGO BANK, N.A., LONDON BRANCH,
as Syndication Agents

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

BANCO BILBAO VIZCAYA ARGENTINA, S.A. NEW YORK BRANCH,

COMMERZBANK AKTIENGESELLSCHAFT, FILIALE LUXEMBURG,

ING BELGIUM, BRUSSELS, GENEVA BRANCH,

MIZUHO BANK EUROPE N.V.,

STANDARD CHARTERED BANK,

SUMITOMO MITSUI BANKING CORPORATION,

TD SECURITIES

and

UNICREDIT BANK AG,
as Documentation Agents

SECTION 9.18.	Additional Subsidiary Guarantees; Release of Subsidiary Guarantors	103
SECTION 9.19.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	103

ANNEX:

Annex A	— Additional Defined Terms

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 6.02 — Existing Liens

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B	— Form of Borrowing Request
Exhibit C	— Form of Compliance Certificate
Exhibit D	— Form of Closing Certificate
Exhibit E	— Form of Guarantee Agreement
Exhibit F	— Form of Interest Election Request
Exhibit G	— Form of Joinder Agreement
Exhibit H-1	— Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for US Income Tax Purposes
Exhibit H-2	— Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for US Income Tax Purposes
Exhibit H-3	— Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for US Income Tax Purposes
Exhibit H-4	— Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for US Income Tax Purposes
Exhibit I	— Form of Maturity Date Extension Request
Exhibit J	— Form of Foreign Administrative Agent Designation Notice

v

FIVE-YEAR SYNDICATED FACILITY AGREEMENT dated as of April 30, 2019 (this “Agreement”), among AMCOR LIMITED (ACN 000 017 372), AMCOR FINANCE (USA), INC., AMCOR UK FINANCE PLC, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Foreign Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.                                   Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accession Agreement” has the meaning set forth in Section 2.07(d).

“Accounts” means the consolidated statement of financial position (or consolidated balance sheet), consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement of Parent and the Subsidiaries, prepared on a consolidated basis in accordance with the Applicable GAAP, together with reports (including, if applicable, directors’ reports and auditors’ reports) and notes attached to or intended to be read with any such consolidated financial statements.

“Adjusted LIBO Rate” means with respect to any LIBOR Revolving Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate for such LIBOR Revolving Borrowing for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.  Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMorgan through which it shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Foreign Administrative Agent.

“Aggregate Commitment” means, at any time, the sum of the Commitments of all the Lenders at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the sum of the US Dollar Equivalents of the outstanding principal amount of the Revolving Loans and the Swingline Loans at such time.

“Agreement Currency” has the meaning set forth in Section 9.17(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1% per annum.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the applicable Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in US Dollars (assuming an Interest Period of one month); provided that if the applicable Screen Rate is not available for a one-month Interest Period but the applicable Screen Rate is available for maturities both longer and shorter than a one-month Interest Period, then the applicable Screen Rate for purposes of this sentence shall be the Interpolated Screen Rate as of such time.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then, for purposes of clause (c) above, the Adjusted LIBO Rate shall be deemed to be zero.

“Alternative Currency” means each of Australian Dollars, Euros, Sterling  and Swiss Francs.

“Amcor” means Amcor Limited (ACN 000 017 372), an Australian public company limited by shares with a registered office at Level 11, 60 City Road, Southbank, Victoria 3006, Australia, and, following the consummation of the Amcor Exchange Scheme, a wholly-owned subsidiary of New Amcor.

“Amcor Exchange Scheme” means the exchange of all issued and outstanding ordinary shares of Amcor for ordinary shares of, or CHESS Depository Instruments representing a beneficial interest in ordinary shares of, New Amcor, with Amcor becoming a wholly-owned Subsidiary of New Amcor, pursuant to a scheme of arrangement implemented in all material respects in accordance with the Transaction Agreement.

“Amcor UK” means Amcor UK Finance plc, a company incorporated under the laws of England and Wales with company registration number 04160806 and its registered office at Amcor Central Services Bristol, 83 Tower Road North, Warmley, Bristol, BS30 8XP, United Kingdom, and a wholly-owned subsidiary of Parent.

“Amcor US” means Amcor Finance (USA), Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Parent or any Subsidiary from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 and the UK Bribery Act 2010.

“Applicable Agent” means (a) with respect to a Revolving Loan or Revolving Borrowing denominated in US Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent, and (b) with respect to a Revolving Loan or Revolving Borrowing denominated in an Alternative Currency or a Swingline Loan or Swingline Borrowing, the Administrative Agent or, as designated by the Administrative Agent, the Foreign Administrative Agent.

“Applicable Credit Agreement” means (a) each Multi-Year Revolving Credit Agreement, (b) the 364-Day Syndicated Facility Agreement dated as of April 5, 2019, among Amcor, Amcor US, Amcor UK, the lenders party thereto and JPMorgan, as administrative agent and foreign administrative agent, and (c) the Term Syndicated Facility Agreement dated as of the date hereof, among Amcor, Amcor US, the lenders party thereto and JPMorgan, as administrative agent, in each case as extended, renewed or replaced from time to time.

“Applicable Creditor” has the meaning set forth in Section 9.17(b).

“Applicable GAAP” means (a) prior to the Applicable GAAP Transition Date, the Australian Accounting Standards and (b) on and after the Applicable GAAP Transition Date, US GAAP.

“Applicable GAAP Transition Date” means the date designated as such by Parent in a written notice to the Administrative Agent, which notice may delivered by Parent at its option at any time.

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment at such time.  If all the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, Swingline Loan or ABR Revolving Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurocurrency Revolving Loans and Swingline Loans”, “Applicable Rate for ABR Revolving Loans” or “Commitment Fee Rate”, as the case may be, determined by reference to the Applicable Unsecured Rating as of such date.

Category	Applicable Unsecured Rating (Moody’s/S&P)	Applicable Rate for Eurocurrency Revolving Loans and Swingline Loans (bps per annum)	Applicable Rate for ABR Revolving Loans (bps per annum)	Commitment Fee Rate (bps per annum)
Category 1	A3/A- or higher	100.0	0.0	10.0
Category 2	Baa1/BBB+	112.5	12.5	12.5
Category 3	Baa2/BBB	125.0	25.0	15.0
Category 4	Baa3/BBB-	150.0	50.0	20.0
Category 5	Lower than Baa3/BBB-	175.0	75.0	25.0

For purposes of the foregoing, if (a) either Moody’s or S&P shall not have in effect an Applicable Unsecured Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have in effect an Applicable Unsecured Rating in Category 5, (b) if the Applicable Unsecured Ratings in effect or deemed to be in effect by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be the applicable rates per annum corresponding to the higher (or numerically lower) of such Categories unless one of the Applicable Unsecured Ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that corresponding to the higher of the two Applicable Unsecured Ratings and (c) if the Applicable Unsecured Ratings in effect or deemed to be in effect by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Parent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Applicable Unsecured Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rates and the commitment fees shall be determined by reference to the Applicable Unsecured Rating of such rating agency most recently in effect prior to such change or cessation.

“Applicable Unsecured Rating” means, with respect to either of Moody’s or S&P at any time, (a) prior to the later of (i) the Availability Date and (ii) Moody’s or S&P, as the case may be, first establishing an Unsecured Rating with respect to New Amcor, the Unsecured Rating that Moody’s or S&P, as the case may be, has in effect at such time with respect to Amcor and (b) thereafter, the Unsecured Rating that Moody’s or S&P, as the case may be, has in effect at such time with respect to New Amcor.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan, Bank of America, N.A., BNP Paribas Securities Corp., Citibank, N.A., HSBC Bank plc, MUFG Bank, Ltd. and Wells Fargo Bank, N.A., London Branch, each in its capacity as a joint lead arranger and joint bookrunner for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Associate” means an “associate” as defined in section 128F(9) of the Australian Tax Act.

“AUD Bank Bill Rate” means, with respect to any BBR Revolving Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“AUD Overnight Rate” means, with respect to any Australian Dollar Swingline Loan on any day, a rate per annum equal to the Reserve Bank of Australia’s official interbank overnight cash rate as displayed on the applicable Reuters screen page (currently page RBA30) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., Sydney time, on such day; provided that if the AUD Overnight Rate shall be less than zero, such rate shall be deemed to be zero for all purposes.

“Australia” means the Commonwealth of Australia.

“Australian Accounting Standards” means the Australian Accounting Standards (including Australian Accounting Interpretations), as adopted by the Australian Accounting Standards Board and consistently applied over time in Australia as in effect, subject to Section 1.04(a), from time to time.

“Australian Dollar Swingline Borrowing” means any Borrowing comprised of Australian Dollar Swingline Loans.

“Australian Dollar Swingline Commitment” means, with respect to the Australian Dollar Swingline Lender, the commitment of the Australian Swingline Lender to make Australian Dollar Swingline Loans pursuant to Section 2.04 in a maximum aggregate principal amount equal to the amount set forth opposite the Australian Dollar Swingline Lender’s name on Schedule 2.01 as its “Australian Dollar Swingline Commitment”, as such commitment may be reduced or increased from time to time pursuant to Section 2.04(e).  The amount of the Australian Dollar Swingline Commitment of the Australian Dollar Swingline Lender on the date hereof is A$50,000,000.

“Australian Dollar Swingline Lender” means Australia and New Zealand Banking Group Limited, in its capacity as a lender of Australian Dollar Swingline Loans hereunder.

“Australian Dollar Swingline Loan” means a Swingline Loan denominated in Australian Dollars.

“Australian Dollars” or “A$” refers to lawful money of Australia.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) (Australia) or the Income Tax Assessment Act 1997 (Cth) (Australia), as applicable.

“Australian Withholding Tax” means any Tax imposed on or required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Cth) (Australia).

“Authorized Agent” has the meaning set forth in Section 9.09(e).

“Availability Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Availability Period” means the period from and including the Availability Date to but excluding the earlier of (a) the first Business Day prior to the Maturity Date and (b) the date of termination of the Commitments.

“Average COF Rate” has the meaning set forth in Section 2.13(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, receiver and manager, liquidator, statutory manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that (a) a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, as long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person, and (b) a Bankruptcy Event shall not result solely by virtue of an Undisclosed Administration.

“BBR”, when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the AUD Bank Bill Rate.

“Bemis” means Bemis Company, Inc., a Missouri corporation and, following the consummation of the Bemis Merger, a wholly-owned Subsidiary of Parent.

“Bemis Merger” means the merger of Merger Sub with and into Bemis, with Bemis surviving the merger as a wholly-owned subsidiary of Parent, pursuant to and in all material respects in accordance with the Transaction Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower” means Amcor, Amcor US, Amcor UK or, on and after the Availability Date, Bemis.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and to the same Borrower and, in the case of

Eurocurrency Revolving Loans, as to which a single Interest Period is in effect or (b) Swingline Loans of the same currency made on the same date and to the same Borrower.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Eurocurrency Revolving Borrowing denominated in Australian Dollars, A$5,000,000, (c) in the case of a Eurocurrency Revolving Borrowing denominated in Euros, €5,000,000, (d) in the case of a Eurocurrency Revolving Borrowing denominated in Sterling, £5,000,000, (e) in the case of a Eurocurrency Revolving Borrowing denominated in Swiss Francs, CHF5,000,000, and (f) in the case of an ABR Revolving Borrowing, US$1,000,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Borrowing denominated in US Dollars or an ABR Revolving Borrowing, US$1,000,000, (b) in the case of a Eurocurrency Revolving Borrowing denominated in Australian Dollars, A$1,000,000, (c) in the case of a Eurocurrency Revolving Borrowing denominated in Euros, €1,000,000, (d) in the case of a Eurocurrency Revolving Borrowing denominated in Sterling, £1,000,000, and (e) in the case of a Eurocurrency Revolving Borrowing denominated in Swiss Francs, CHF1,000,000.

“Borrowing Request” means a request by or on behalf of a Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, London or Sydney are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Revolving Loan denominated in US Dollars, Sterling or Swiss Francs, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits denominated in such currency in the Relevant Interbank Market and (b) when used in connection with a EURIBOR Revolving Loan or a Euro Swingline Loan, the term “Business Day” shall also exclude any day that is not a TARGET Day.

“Change in Control” means (a) prior to the Availability Date, (i) any Person or group having obtained Control (within the meaning of section 50AA of the Corporations Act) of Parent, (ii) the occurrence of a change of Control (within such meaning) of Parent or (iii) Parent becoming a subsidiary of another Person and (b) on and after the Availability Date, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the United States Securities Exchange Act of 1934 and the rules of the SEC thereunder) of Equity Interests in Parent representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent; provided, however, in either case, that in no event shall the consummation of the Amcor Exchange Scheme constitute a Change in Control.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive of any Governmental Authority (other than any such request, rule, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement as such law, rule or regulation was in effect on such date (and without giving effect to any changes referred to in clause (b) above applicable thereto)); provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Australian Dollar Swingline Loans or Euro Swingline Loans.

“Closing Certificate” means, with respect to any Loan Party, a closing certificate of such Loan Party substantially in the form of Exhibit D (with respect to New Amcor, as may be reasonably agreed by Parent and the Administrative Agent to be modified to reflect applicable law), together with all attachments thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“COF Rate” has the meaning set forth in Section 2.13(a).

“Combination Transactions” means, collectively, the Amcor Exchange Scheme and the Bemis Merger.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Accession Agreement pursuant to which such Lender shall have assumed or provided its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is US$1,500,000,000.

“Commitment Increase” has the meaning set forth in Section 2.07(d).

“Commitment Outside Date” means the earliest of (a) 5:00 p.m., U.S. Central time, on June 1, 2019, (b) the date on which the Transaction Agreement is terminated in accordance with its terms prior to the effectiveness of the Amcor Exchange Scheme or the consummation of the Bemis Merger and (c) unless the Availability Date shall have occurred on or prior to such date, the first date on which the Amcor Exchange Scheme shall have been implemented and the Bemis Merger shall have been consummated.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Confidential Materials” means the Confidential Materials dated March 2019, relating to the credit facility provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning set forth in Section 2.08(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corporations Act” means the Corporations Act 2001 (Cwlth) of Australia.

“Declining Lender” has the meaning set forth in Section 2.08(b).

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Swingline Loans or (iii) to pay to any Agent, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified Parent, any Agent or any Swingline Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Parent, any Agent or any Swingline Lender made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by Parent, such Agent or such Swingline Lender, as applicable, of such certification in form and substance satisfactory to it (and the Administrative Agent if the Administrative Agent shall not have been the requesting party), (d) has, or has a Lender Parent that has, become the subject of a Bail-In Action, or (e) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event.

“Designating Foreign Administrative Agent” has the meaning set forth in Article VIII.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, rights, obligations and/or liabilities of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Documentation Agents” means Australia and New Zealand Banking Group Limited, Banco Bilbao Vizcaya Argentina, S.A. New York Branch, Commerzbank Aktiengesellschaft, Filiale Luxemburg, ING Belgium, Brussels, Geneva branch, Mizuho Bank Europe N.V., Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, TD Securities and UniCredit Bank AG, each in its capacity as documentation agent for the credit facility established hereunder.

“EBITDA” has the meaning set forth on Annex A (a) prior to the Applicable GAAP Transition Date, under the heading “Prior to the Applicable GAAP Transition Date” and (b) on and after the Applicable GAAP Transition Date, under the heading “On and after the Applicable GAAP Transition Date”.  If, during any period for which EBITDA is calculated hereunder, Parent or any of the Subsidiaries consummates a Material Acquisition or Material Disposition, EBITDA shall be calculated giving pro forma effect to such Material Acquisition or Material Disposition in accordance with Section 1.04(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or Parent, any Subsidiary or any other Affiliate of Parent.

“Environmental Laws” means all rules, regulations, directives, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority, and applicable to or binding upon Parent or any Subsidiary relating in any way to protection of the environment, to carbon emissions or the protection of the climate, to reclamation of natural resources, to the management, Release or threatened Release of any Hazardous Material or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability of a third party is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that, prior to the conversion thereof, debt securities convertible into Equity Interests shall not constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any EURIBOR Revolving Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the single currency unit of the member States of the European Community that adopt or have adopted the Euro as their lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Euro Overnight Rate” means, with respect to any Euro Swingline Loan on any day, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for overnight deposits in Euros as displayed on the applicable Reuters screen page (currently page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day; provided that if the Euro Overnight Rate shall be less than zero, such rate shall be deemed to be zero for all purposes.

“Euro Swingline Borrowing” means any Borrowing comprised of Euro Swingline Loans.

“Euro Swingline Commitment” means, with respect to the Euro Swingline Lender, the commitment of the Euro Swingline Lender to make Euro Swingline Loans pursuant to Section 2.04 in a maximum aggregate principal amount equal to the amount set forth opposite the Euro Swingline Lender’s name on Schedule 2.01 as its “Euro Swingline Commitment”, as such commitment may be reduced or increased from time to time pursuant to Section 2.04(e).  The amount of the Euro Swingline Commitment of the Euro Swingline Lender on the date hereof is €50,000,000.

“Euro Swingline Lender” means JPMorgan, in its capacity as a lender of Euro Swingline Loans hereunder.

“Euro Swingline Loan” means a Swingline Loan denominated in Euros.

“Eurocurrency”, when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the AUD Bank Bill Rate.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Rate” means, as of any date of determination, for purposes of determining the US Dollar Equivalent of any Alternative Currency, the rate at which such Alternative Currency may be exchanged into US Dollars at the time of determination on such date as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination.  In the event that Reuters ceases to provide such rate of exchange or such rate does not appear on the applicable Reuters source, the

Exchange Rate shall be determined by reference to such other publicly available service for displaying such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its reasonable discretion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) US withholding Taxes and United Kingdom withholding Taxes (excluding (x) United Kingdom withholding Taxes for which relief is available under an applicable double taxation treaty and where the relevant Lender holds a valid passport number under the HMRC Double Taxation Passport scheme and has provided the applicable Borrower with confirmation of such passport number and its jurisdiction of tax residence to enable the applicable Borrower to complete relevant formalities to avoid United Kingdom withholding Taxes and (y) United Kingdom withholding Taxes on payments made by any Guarantor under any Guarantee of the Obligations (provided that this clause (y) shall not apply to the extent that United Kingdom withholding Taxes on interest payments made by the applicable Borrower would have been Excluded Taxes)) imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan (it being understood that, for purposes of this definition, a Lender shall be deemed to have “acquired” an interest in such Loan by the making thereof or any other acquisition thereof) or Commitment (other than pursuant to an assignment request by Parent under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that pursuant to Section 2.16 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with or breach of warranty under Section 2.16(f) or 2.16(j) or any corresponding warranty in any agreement amending this Agreement, (d) any Taxes imposed under FATCA and (e) any Australian Withholding Tax imposed as a result of the Lender being an Offshore Associate of Amcor in relation to the receipt of a payment.

“Existing Amcor Credit Agreements” means (a) the Syndicated Facility Agreement, dated as of April 30, 2014, among Amcor, Amcor UK, Amcor US, the lenders party thereto, JPMorgan, as administrative agent, and J.P. Morgan Europe Limited, as London agent, (b) the Multicurrency Revolving Credit Facility Agreement, dated as of November 8, 2016, among Amcor, Amcor UK, Amcor US, the arranger parties party thereto, the lenders party thereto and HSBC Bank plc, as agent, (c) the Syndicated Facility Agreement, dated as of December 1, 2010, among Amcor, Amcor UK, Amcor US, the arranger parties party thereto, the lenders and affiliates of lenders party thereto and Westpac Banking Corporation, as agent, and (d) the Facility Agreement, dated as of June 15, 2015, among Amcor, Amcor UK, Amcor US and Australia and New Zealand Banking Group Limited (ABN 11 005 357 522), in each case as extended, renewed, refinanced, refunded or replaced from time to time.

“Existing Amcor Note Documents” means (a) the Note and Guarantee Agreement dated as of December 15, 2009, among Amcor, Amcor US and certain purchasers named therein, relating to the 5.95% Series C Guaranteed Senior Notes due 2021, together with the Notes (in each case, as defined therein) issued pursuant thereto, (b) the Note and Guarantee Agreement dated as of September 1, 2010, among Amcor, Amcor US and certain purchasers named therein, relating to the 5.00% Series B Guaranteed Senior Notes due 2020, together with the Notes (in each case, as defined therein) issued pursuant thereto, and (c) the Indenture dated as of April 28, 2016, among Amcor, Amcor US, Amcor UK and Deutsche Bank Trust Company Americas, as trustee, relating to the 3.625% Guaranteed Senior Notes due 2026 and the 4.500% Guaranteed Senior Notes due 2028, together with the Securities (as defined therein) issued pursuant thereto,  in each case as extended, renewed, refinanced, refunded or replaced from time to time.

“Existing Bemis Credit Agreement” means the Third Amended and Restated Long-Term Credit Agreement, dated as of August 12, 2013, among Bemis, certain subsidiaries of Bemis party thereto, JPMorgan, as administrative agent, and the lenders party thereto, as extended, renewed, refinanced, refunded or replaced from time to time.

“Existing Bemis Note Documents” means the Indenture, dated as of June 15, 1995, between Bemis and U.S. Bank National Association (f/k/a First Trust National Association), relating to the 6.80% Senior Notes due 2019, the 4.50% Senior Notes due 2021 and the 3.100% Senior Notes due 2026, in each case together with the Securities (as defined therein) issued pursuant thereto, in each case as extended, renewed, refinanced, refunded or replaced from time to time.

“Existing Borrowings” has the meaning set forth in Section 2.07(d).

“Existing Credit Agreement Refinancing” means the repayment of all principal, interest, fees and other amounts (other than contingent obligations that are not yet due) outstanding under the Existing Credit Agreements, the cancelation and termination of all letters of credit issued and outstanding under the Existing Credit Agreements (or the lenders thereunder otherwise being released from their participation obligations with respect thereto), the termination of all commitments under the Existing Credit Agreements and the release and termination of all Guarantees and collateral, if any, in respect of the Existing Credit Agreements.

“Existing Credit Agreements” means, collectively, the Existing Amcor Credit Agreements and the Existing Bemis Credit Agreement.

“Existing Maturity Date” has the meaning set forth in Section 2.08(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“FATF” means the Financial Action Task Force.

“FATF Public Statement Jurisdiction” means a jurisdiction identified by the FATF in its public statement (available at http://www.fatf-gafi.org/publications/high-riskandnon-cooperativejurisdictions/documents/public-statement-october-2018.html) as subject to a FATF call on its members and other jurisdictions (a) to apply enhanced due diligence measures proportionate to the risks arising from such jurisdiction or (b) to apply counter-measures to protect the international financial system from the ongoing and substantial money laundering and financing risks emanating from such jurisdiction.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for all purposes.

“Finance Lease” has the meaning set forth on Annex A (a) prior to the Applicable GAAP Transition Date, under the heading “Prior to the Applicable GAAP Transition Date” and (b) on and after the Applicable GAAP Transition Date, under the heading “On and after the Applicable GAAP Transition Date”.

“Financial Indebtedness” means, with respect to any Person, all obligations of such Person, present or future, actual or contingent, in respect of moneys borrowed or raised or otherwise arising in respect of any financial accommodation whatsoever, including (a) amounts raised by acceptance or endorsement under any acceptance credit or endorsement credit opened on behalf of such Person, (b) any Financial Indebtedness (whether actual or contingent, present or future) of another Person that is Guaranteed, directly or indirectly, by such Person or that is secured by any Lien on property owned or acquired by such Person, whether or not the Financial Indebtedness secured thereby has been assumed by such Person, (c) the net amount actually or contingently (assuming the arrangement was closed out on the relevant day) payable by such Person under or in connection with any Hedge Agreement, (d) liabilities (whether actual or contingent, present or future) in respect of redeemable preferred Equity Interests in such Person or any obligation of such Person incurred to buy back any Equity Interests in such Person, (e) liabilities (whether actual or contingent, present or future) under Finance Leases for which such Person is liable, (f) any liability (whether actual or contingent, present or future) in respect of any letter of credit opened or established on behalf of such Person, (g) all obligations of such Person in respect of the deferred purchase price of any asset or service and any related obligation deferred (i) for more than 90 days or (ii) if longer, in respect of trade creditors, for more than the normal period of payment for sale and purchase within the relevant market (but not including any deferred amounts arising as a result of such a purchase being contested in good faith), (h) amounts for which such Person may be liable (whether actually or contingently, presently or in the future) in respect of factored debts or the advance sale of assets for which there is recourse to such Person, (i) all obligations of such Person evidenced by debentures, notes, debenture stock, bonds or other financial instruments, whether issued for cash or a consideration other than cash and in respect of which such Person is liable as drawer, acceptor, endorser, issuer or otherwise, (j) obligations of such Person in respect of notes, bills of exchange or commercial paper or other financial instruments and (k) any indebtedness (whether actual or contingent, present or future) for moneys owing under any instrument entered into by such Person primarily as a method of raising finance and that is not otherwise referred to in this definition.  The Financial Indebtedness of any Person shall include the Financial Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Financial Indebtedness provide that such Person is not liable therefor.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, any vice president (solely with respect to Borrowing

Requests and Interest Election Requests), the director of financial reporting or controller of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary, assistant secretary, manager or director of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual (and in respect of which the Administrative Agent has not received a notice of revocation).

“Foreign Administrative Agent” means JPMorgan, in its capacity as foreign administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.  Unless the context requires otherwise, the term “Foreign Administrative Agent” shall include any Affiliate of JPMorgan through which it shall perform any of its obligations in such capacity hereunder.

“Foreign Administrative Agent Designation Notice” has the meaning set forth in Article VIII.

“Foreign Lender” means (a) in reference to a Borrower that is a US Person, a Lender, with respect to such Borrower, that is not a US Person and (b) in reference to a Borrower that is not a US Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States, Australia, the Bailiwick of Jersey or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person means any guarantee, indemnity, letter of credit, letter of comfort giving rise to legal liabilities of suretyship or any other obligation (whatever called and of whatever nature) (a)(i) to pay, to purchase or to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services or otherwise) for the payment or discharge of, (ii) to indemnify against the consequences of default in the payment of or (iii) to otherwise be responsible for any obligation or indebtedness of any other Person, or (b) to maintain the solvency or financial condition of any other Person.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Financial Indebtedness or other obligation guaranteed thereby (or, in the case of (A) any Guarantee the terms of which limit the monetary exposure of the guarantor or (B) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (A), pursuant to such terms or, in the case of clause (B), in good faith by Parent)).

“Guarantee Agreement” means the Guarantee Agreement among the Borrowers, the other Loan Parties from time to time party thereto and the Administrative Agent, substantially in the form of Exhibit E, together with all supplements thereto.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature as each is (including carbon dioxide and other greenhouse gases) regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that any options, rights or shares issued pursuant to any employee share or bonus plan, including any phantom rights or phantom shares, or any similar plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or the Subsidiaries shall not be a Hedge Agreement.

“HMRC” means H.M. Revenue and Customs.

“IBA” has the meaning set forth in Section 1.07.

“Increase Effective Date” has the meaning set forth in Section 2.07(d).

“Increasing Lender” has the meaning set forth in Section 2.07(d).

“Indemnified Taxes” means (a) Taxes and VAT, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Index Debt” means, with respect to any Person, senior unsecured, long-term indebtedness for borrowed money of such Person that is not guaranteed by any other Person or subject to any other credit enhancement.

“Interest Election Request” means a request by or on behalf of a Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06, which shall be substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Revolving Loan, the first Business Day following the last day of each March, June, September and December, (b) with respect to any Eurocurrency Revolving Loan, the last day of the Interest Period applicable to the Revolving Borrowing of which such Revolving Loan is a part and, in the case of a Eurocurrency Revolving Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Revolving Borrowing and ending on the numerically corresponding day in the calendar month that is one, two (other than in the case of a EURIBOR

Revolving Borrowing), three or six months thereafter (or, if agreed to by each Lender participating therein, 12 months thereafter (other than in the case of a BBR Revolving Borrowing)), as the applicable Borrower (or Parent on its behalf) may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Revolving Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Revolving Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Revolving Loan for any Interest Period or for purposes of clause (c) of the definition of the term “Alternate Base Rate”, a rate per annum that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than the applicable period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than the applicable period, in each case as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that the Interpolated Screen Rate shall in no event be less than zero.

“IRS” means the United States Internal Revenue Service.

“Jersey Companies Law” means the Companies (Jersey) Law 1991.

“Joinder Agreement” means the Joinder Agreement among Amcor, Amcor UK, Amcor US, New Amcor, Bemis and the Administrative Agent, substantially in the form of Exhibit G.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning set forth in Section 9.17(b).

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Accession Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Leverage Ratio” means, as of any date, the ratio of (a) Total Net Indebtedness as of such date to (b) EBITDA for the Test Period most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any LIBOR Revolving Borrowing denominated in US Dollars, Sterling or Swiss Francs for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed or other instrument of trust, lien, pledge, hypothecation, charge, security interest (including, in relation to a Person incorporated or organized under the laws of Australia, a security interest as defined in section 12(1) or 12(2) of the Personal Property Securities Act 2009 (Cwlth) (Australia)) or other encumbrance on, in or of such asset, including any arrangement entered into for the purpose of making particular assets available to satisfy any Financial Indebtedness or other obligation and (b) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or capital lease or title retention agreement (other than any title retention agreement entered into with a vendor on normal commercial terms in the ordinary course of business) relating to such asset.

“Limited Recourse Indebtedness” means Financial Indebtedness incurred by Parent or a Subsidiary to finance the creation or development of a Project or proposed Project of Parent or such Subsidiary, provided that (a) the Person (the “Relevant Person”) in whose favor such Financial Indebtedness is incurred does not have any right to enforce its rights or remedies (including for any breach of any representation or warranty or obligation) against Parent or any Subsidiary or against the Project Assets, in each case, except for the purpose of enforcing a Lien that attaches only to the Project Assets and secures an amount equal to the lesser of the value of such Project Assets encumbered by such Lien and the amount of Financial Indebtedness secured by such Lien and (b) the Relevant Person is not permitted or entitled (i) except as and to the extent permitted by clause (a) above, to enforce any right or remedy against, or demand payment or repayment of any amount from, Parent or any Subsidiary (including for breach of any representation or warranty or obligation), (ii) except as and to the extent permitted by clause (a) above, to commence or enforce any proceedings against Parent or any Subsidiary or (iii) to apply to wind up, or prove in the winding up of, Parent or any Subsidiary, such that the Relevant Person’s only right of recourse in respect of such Financial Indebtedness or such Lien is to the Project Assets encumbered by such Lien.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Joinder Agreement, each Accession Agreement and, except for purposes of Section 9.02, any promissory note delivered pursuant to Section 2.08(e).

“Loan Parties” means each of Amcor, Amcor UK, Amcor US, each Subsidiary Guarantor and, on and after the Availability Date, each of New Amcor and Bemis.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Revolving Loan or Revolving Borrowing, New York City time, (b) with respect to an Australian Dollar Swingline Loan or Australian Dollar Swingline Borrowing, Sydney time and (c) with respect to a Euro Swingline Loan or Euro Swingline Borrowing, London time.

“Mandatory Restrictions” has the meaning set forth in Section 1.03.

“Material Acquisition” means any acquisition, or a series of related acquisitions, by Parent or any of the Subsidiaries of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or will be merged into or consolidated with a Subsidiary, (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person or (c) a manufacturing plant or other group of assets for which it is reasonably possible to calculate the pro forma effect of such acquisition or series of related acquisitions on EBITDA and Net Interest Expense; provided that the aggregate consideration therefor exceeds US$75,000,000 (or the equivalent thereof in any other currency).

“Material Adverse Effect” means a material adverse effect on (a) the business, financial position or results of operations of Parent and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Agents or the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, by Parent or any of the Subsidiaries of (a) all or substantially all the issued and outstanding Equity Interests in any Subsidiary, (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Subsidiary or (c) a manufacturing plant or other group of assets for which it is reasonably possible to calculate the pro forma effect of such sale, transfer or other disposition or series of related sales, transfers or other dispositions on EBITDA and Net Interest Expense; provided that the aggregate consideration received therefor exceeds US$75,000,000 (or the equivalent thereof in any other currency).

“Material Financial Indebtedness” means Financial Indebtedness (other than the Loans and Guarantees under the Loan Documents) of any one or more of Parent and the Subsidiaries in an aggregate principal amount equal to or exceeding US$150,000,000 (or the equivalent thereof in any other currency); provided that, any Financial Indebtedness under any Applicable Credit Agreement shall at all times constitute “Material Financial Indebtedness”.

“Maturity Date” means April 30, 2024, as such date may be extended pursuant to Section 2.08(b); provided that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maturity Date Extension Request” means a request by Parent, substantially in the form of Exhibit I hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.08(b).

“Maximum Rate” has the meaning set forth in Section 9.13.

“Merger Sub” means Arctic Corp., a Missouri corporation and a wholly-owned subsidiary of New Amcor.

“MFN Provision” has the meaning set forth in Section 1.08.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multi-Year Revolving Credit Agreement” means each of (a) the Three-Year Syndicated Facility Agreement dated as of April 30, 2019, among Amcor, Amcor US, Amcor UK, the lenders party thereto and JPMorgan, as administrative agent and foreign administrative agent, and (b) the Four-Year Syndicated Facility Agreement dated as of April 30, 2019, among Amcor, Amcor US, Amcor UK, the lenders party thereto and JPMorgan, as administrative agent and foreign administrative agent, in each case as extended, renewed, refinanced, refunded or replaced from time to time.

“Net Interest Expense” has the meaning set forth on Annex A (a) prior to the Applicable GAAP Transition Date, under the heading “Prior to the Applicable GAAP Transition Date” and (b) on and after the Applicable GAAP Transition Date, under the heading “On and after the Applicable GAAP Transition Date”.  If, during any period for which Net Interest Expense is calculated hereunder, Parent or any of the Subsidiaries consummates a Material Acquisition or Material Disposition, Net Interest Expense shall be calculated giving pro forma effect to such Material Acquisition or Material Disposition in accordance with Section 1.04(b).

“Net Interest Expense Coverage Ratio” means, as of any date, the ratio of (a) EBITDA to (b) Net Interest Expense, in each case for the Test Period most recently ended on or prior to such date.

“New Amcor” means Amcor plc (f/k/a Arctic Jersey Limited), a public limited company incorporated under the laws of the Bailiwick of Jersey.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-US Loan Party” means Amcor, Amcor UK and any other Loan Party that is formed, incorporated or organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided, however, that, if both such rates are not published for any day that is a Business Day, the “NYFRB Rate” shall be the rate for a Federal funds transaction quoted at 11:00 a.m., New York City time, on such day to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates shall be less than zero, then such rate shall be deemed to be zero for all purposes.

“Obligations” has the meaning set forth in the Guarantee Agreement.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Offshore Associate” means an Associate (a) that is a non-resident of Australia and would not become a Lender, or does not receive a payment, in carrying on a business in

Australia at or through a permanent establishment of such Associate in Australia or (b) that is a resident of Australia and would become a Lender, or does receive a payment, in carrying on a business in a country outside Australia at or through a permanent establishment of such Associate in that country, and which, in either case, would not become a Lender in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme, or does not receive such payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means (a) prior to the Availability Date, Amcor and (b) on and after the Availability Date, New Amcor.

“Parent Bankruptcy Event” means (a) prior to the Availability Date, any event where Parent (i) is (or states or is presumed for the purposes of the Corporations Act that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act), (ii) is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand, (iii) is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which the Administrative Agent reasonably believes it is so subject) or (iv) is subject to any plan of compromise or arrangement, a proposal or a notice of intention to file a proposal, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms not otherwise prohibited by this Agreement) and (b) on and after the Availability Date, any event where Parent (i) is declared “bankrupt” as defined in Article 8 of the Interpretations (Jersey) Law 1954 or any proceedings are commenced or other steps taken for Parent to be declared “bankrupt” or (ii) takes any step to participate in a scheme of arrangement or merger under Part 18A or Part 18B respectively of the Jersey Companies Law or to seek continuance overseas under Part 18C of the Jersey Companies Law.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means:

(a) any Liens on any assets of Parent or any Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that each such Lien shall not apply to any other asset of Parent or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien on the date hereof;

(b) any Lien existing on any asset prior to the acquisition of such asset by Parent or any Subsidiary after the Effective Date, provided that (i) such Lien has not been created in anticipation of such asset being so acquired, (ii)  such Lien shall not apply to any other asset of Parent or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien on the date of such acquisition of such assets, (iii) such Lien shall secure only the Financial Indebtedness secured by such Lien on the date of such acquisition of such asset and (iv) such Lien shall be discharged within one year of the date of acquisition of such asset or such later date as may be the date of the maturity of the Financial Indebtedness that such Lien secures if such Financial Indebtedness is fixed interest rate indebtedness that provides a commercial financial advantage to Parent and the Subsidiaries;

(c) any Lien existing on any assets of a Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) after the Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), provided that (i) such Lien has not been created in anticipation of such Person becoming a Subsidiary (or such merger or consolidation), (ii)  such Lien shall not apply to any other asset of Parent or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien on the date such Person becomes a Subsidiary (or is so merged or consolidated), (iii) such Lien shall secure only the Financial Indebtedness secured by such Lien on the date such Person becomes a Subsidiary (or is so merged or consolidated), (iv) such Lien shall be discharged within one year of the date such Person becomes a Subsidiary (or is so merged or consolidated) or such later date as may be the date of the maturity of the Financial Indebtedness that such Lien secures if such Financial Indebtedness is fixed interest rate indebtedness that provides a commercial financial advantage to Parent and the Subsidiaries and (v) in the case of any Person becoming a Subsidiary as a result of a Division where the Dividing Person is Parent or a Subsidiary, such Lien was permitted by this clause (c) immediately prior to the consummation of such Division;

(d) any Lien created to secure new Financial Indebtedness, directly or indirectly, incurred for the purpose of purchasing Equity Interests or other assets, provided that (i) such Lien shall secure only such Financial Indebtedness, (ii) such Lien shall apply only to the Equity Interests or assets so purchased (and to proceeds and products of, and in the case of assets other than Equity Interests, after-acquired property that is affixed or incorporated into, the assets so purchased) and (iii) such Lien shall be discharged within two years of such Lien being granted;

(e) any Lien created to secure Financial Indebtedness incurred for the purpose of acquiring or developing any real or personal property or for some other purpose in connection with the acquisition or development of such property, provided that (i) such Lien shall secure only such Financial Indebtedness, (ii) such Lien shall not apply to any other assets of Parent or any Subsidiary, other than to proceeds and products of, and after-acquired property that is affixed or incorporated into, the property so acquired or developed, and (iii) the rights of the holder of the Lien shall be limited to the property that is subject to such Lien, it being the intention that the holder of such Lien shall not have any recourse to Parent or any Subsidiaries personally or to any other property of Parent or any Subsidiary;

(f) any Lien for any borrowings from any financial institution for the purpose of financing any import or export contract in respect of which any part of the price receivable is guaranteed or insured by such financial institution carrying on an export credit guarantee or insurance business, provided that (i) such Lien applies only to the assets that are the subject of such import or export contract and (ii) the amount of Financial Indebtedness secured thereby does not exceed the amount so guaranteed or insured;

(g) any Lien for moneys borrowed from an international or governmental development agency or authority to finance the development of a specific project where such Lien is required by applicable law or practice and where the Lien is created only over assets used in or derived from the development of such project;

(h) any Lien created in favor of co-venturers of Parent or any Subsidiary pursuant to any agreement relating to an unincorporated joint venture, provided that (i) such Lien applies only to the Equity Interests in, or the assets of, such unincorporated joint venture and (ii) such Lien secures solely the payment of obligations arising under such agreement;

(i) any Lien over goods and products, or documents of title to goods and products, arising in the ordinary course of business in connection with letters of credit and similar transactions, provided that such Lien secures only the acquisition cost or selling price (and amounts incidental thereto) of such goods and products required to be paid within 180 days;

(j) any Lien arising by operation of law in the ordinary course of business of Parent or any Subsidiary;

(k) any Lien created by Parent or any Subsidiary over a Project Asset of Parent or such Subsidiary, provided that such Lien secures (i) in the case of a Lien over assets or property referred to in clause (a) of the definition of Project Assets, Limited Recourse Indebtedness incurred by Parent or such Subsidiary and (ii) in the case of a Lien over Equity Interests referred to in clause (b) of the definition of Project Assets, Limited Recourse Indebtedness incurred by the direct Subsidiary of Parent or such Subsidiary;

(l) any Lien arising under any netting or set-off arrangement entered into by Parent or any Subsidiary in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Parent or any Subsidiary; and

(m) any Lien created by Parent or any Subsidiary securing any Financial Indebtedness that repays or refinances all or any of the Limited Recourse Indebtedness secured by a Lien permitted by clause (a) of this definition (an “Existing Security”), provided that (i) such Lien does not extend to any asset or property which was not expressed to be subject to the Existing Security, (ii) the amount of Financial Indebtedness secured by such Lien does not exceed the principal amount of Financial Indebtedness that was outstanding and secured by the Existing Security at the time of such repayment or refinancing and (iii) such Financial Indebtedness is Limited Recourse Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Parent or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.16(b).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Facility Agreement” means (a) the Existing Amcor Credit Agreements, (b) the Existing Amcor Note Documents, (c) any Applicable Credit Agreement, (d) on and after the Availability Date, the Existing Bemis Note Documents and (e) any other credit agreement, indenture or other agreement or instrument that, directly or indirectly and in whole or in part, extends, renews, refinances, refunds or replaces any of the foregoing (in the case of clause (d), on and after the Availability Date).

“Private Side Information” means information that (a) is not available to all holders of Traded Securities of Parent and its Subsidiaries and (b) is material non-public information (for purposes of securities laws of the United States, Australia, the Bailiwick of Jersey and any other applicable jurisdiction).

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Project” means any project or development undertaken or proposed to be undertaken by Parent or any Subsidiary involving (a) the acquisition of assets or property, (b) the development of assets or property for exploitation by Parent or any Subsidiary or (c) the acquisition and development of assets or property for exploitation by Parent or any Subsidiary.

“Project Assets” means (a) any asset or property of Parent or any Subsidiary relating to the creation or development of a Project or proposed Project of Parent or such

Subsidiary, including any assets or property of Parent or such Subsidiary derived from, produced by or related to such Project and (b) any fully paid shares or other Equity Interests in any Subsidiary that are held by the direct parent of such Subsidiary, provided that (i) such Subsidiary carries on no business other than the business of such Project or proposed Project and (ii) there is no recourse to such direct parent other than to those fully paid shares or other Equity Interests and the rights and proceeds in respect of such shares or Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive Private Side Information.

“Quotation Day” means, with respect to any Revolving Loan or Revolving Borrowing in any currency for any Interest Period, (a) if such currency is US Dollars or Swiss Francs, the day two Business Days prior to the first day of such Interest Period, (b) if such currency is Euros, the day two TARGET Days before the first day of such Interest Period and (c) if such currency is Australian Dollars or Sterling, the first day of such Interest Period, in each case unless market practice differs for loans denominated in the same currency as the applicable Revolving Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for any Revolving Loan or Revolving Borrowing in such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Recipient” means any Agent or any Lender (including each Swingline Lender), as applicable.

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment.

“Relevant Interbank Market” means (a) with respect to US Dollars, Sterling and Swiss Francs, the London interbank market, (b) with respect to Euros, the European interbank market and (c) with respect to Australian Dollars, the Australian interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and Unused Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and the unused Aggregate Commitment at such time; provided that, for purposes of the foregoing, the Revolving Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.19 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unused Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.

“Restricted Lender” has the meaning set forth in Section 1.03.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, or a successor thereto.

“Revolving Borrowing” means any Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the sum of the US Dollar Equivalents of the principal amounts of such Lender’s Revolving Loans outstanding at such time and (b) such Lender’s Swingline Exposure at such time.

“Revolving Loan” means a Loan made by a Lender pursuant to Section 2.01.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Department of Foreign Affairs and Trade (Australia), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons referred to in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (c) the Australian government or (d) the government of the Bailiwick of Jersey.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, or in respect of any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) with a term equivalent to the relevant period as displayed on the applicable Reuters screen page (currently page LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), (b) in respect of the EURIBO Rate for any Interest Period, the rate per annum equal to the Euro interbank offered rate administered by the European Money Market Institute (or any other Person that takes over the administration of such rate) for such Interest Period, as displayed on the Reuters screen page that displays such rate (currently page EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) and (c) in respect of the AUD Bank Bill Rate for any Interest Period, the Australian Bank Bill Swap Reference Rate (Bid) administered by the ASX Benchmark Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for bills of exchange in Australian Dollars with a term equivalent to such Interest Period as displayed on the applicable Reuters screen page (currently page BBSY) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that (i) if, as to any currency, no Screen Rate shall be available for a particular period but Screen Rates shall be available for maturities both longer and shorter than such period at such time, then the Screen Rate for such period shall be the Interpolated Screen Rate as of such time and (ii) if any Screen Rate, determined as provided above, would be less than zero, such Screen Rate shall be deemed to be zero for all purposes.

“SEC” means the United States Securities and Exchange Commission.

“Significant Item” means any non-cash and non-recurring item of income or expense of such size, nature or incidence that is relevant to the user’s understanding of the performance of the entity and is disclosed as a “Significant Item” in the Accounts.

“Significant Subsidiary” means (a) Amcor UK, (b) Amcor US, (c) on and after the Availability Date, (i) Amcor and (ii) Bemis, (d) each Subsidiary that has total consolidated tangible assets (including the value of Equity Interests in its subsidiaries), on any date of determination, equal to or greater than US$150,000,000 (or the equivalent thereof in any other currency) and (e) any group of Subsidiaries that, taken together, have total consolidated tangible assets (including the value of Equity Interests in their subsidiaries), on any date of determination, equal to or greater than US$300,000,000 (or the equivalent thereof in any other currency).

“Specified Provision” has the meaning set forth in Section 1.03.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time and (c) with respect to the AUD Bank Bill Rate, 11:00 a.m., Sydney time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal, carried out to five decimal places), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Revolving Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Debt Allowance” means, on any date, Financial Indebtedness of Parent, a Borrower or any Subsidiary Guarantor that is unsecured and junior and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Subsequent Borrowing” has the meaning set forth in Section 2.07(d).

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) prior to the Availability Date, (i) any Person that is a subsidiary of the parent within the meaning of part 1.2 division 6 of the Corporations Act or (ii) any Person (A) prior to the Applicable GAAP Transition Date, that is otherwise “controlled” by the parent within the meaning of the Applicable GAAP or (B) on and after the Applicable GAAP Transition Date, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with the Applicable GAAP as of such date and (b) on and after the Availability Date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with the Applicable GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Parent.

“Subsidiary Guarantor” means any Subsidiary of Parent that, on or after the Effective Date, is a party to, and provides a Guarantee of the Obligations under, the Guarantee Agreement; provided that, for purposes of Section 6.01, such Subsidiary shall not be deemed to be a Subsidiary Guarantor or a Loan Party if the Administrative Agent determines, in its reasonable discretion, that such Subsidiary is subject to any applicable law (including any financial assistance rule or any corporate benefit rule) impeding in any material respect the ability of such Subsidiary to perform in full its obligations under the Guarantee Agreement (without giving effect to any limitations on such obligations relating to law that is set forth in the Guarantee Agreement) and advises Parent thereof in writing.

“Substitute Foreign Administrative Agent” has the meaning set forth in Article VIII.

“Swingline Borrowing” means any Borrowing comprised of Swingline Loans.

“Swingline COF Rate” has the meaning set forth in Section 2.13(a).

“Swingline Commitment” means, with respect to each Swingline Lender, such Swingline Lender’s Australian Dollar Swingline Commitment or Euro Swingline Commitment.

“Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the principal amounts of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the sum of the US Dollar Equivalents of the principal amounts of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by such Lender and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.19 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the sum of the US Dollar Equivalents of the principal amounts of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means the Australian Dollar Swingline Lender or the Euro Swingline Lender.

“Swingline Loan” means a Loan made pursuant to Section 2.04.  A Swingline Loan may be an Australian Dollar Swingline Loan or a Euro Swingline Loan.

“Swiss Francs” or “CHF” means the lawful currency of Switzerland.

“Syndication Agents” means Bank of America, N.A., BNP Paribas, Citibank, N.A., HSBC Bank plc, MUFG Bank, Ltd. and Wells Fargo Bank, N.A., London Branch, each in its capacity as syndication agent for the credit facility established hereunder.

“TARGET Day” means any day on which both (a) the Trans European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system as shall be determined by the Administrative Agent to be a replacement therefor for purposes hereof) is open for the settlement of payments in Euro and (b) banks in London are open for general business.

“Taxes” means all present or future taxes (including, for the avoidance of doubt, any VAT), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means (a) prior to the Applicable GAAP Transition Date, the period most recently ended of 12 consecutive months ended on June 30 and December 31 of each year and (b) on and after the Applicable GAAP Transition Date, the period of four consecutive fiscal quarters of Parent most recently ended, in each case, for which Accounts have been delivered (or are required to have been delivered) pursuant to Section 5.01(a)(i) or 5.01(b) (or, prior to the first such delivery, are referred to in Section  3.05(a)).

“Titled Person” has the meaning set forth in Article VIII.

“Total Net Indebtedness” has the meaning set forth on Annex A (a) prior to the Applicable GAAP Transition Date, under the heading “Prior to the Applicable GAAP Transition Date” and (b) on and after the Applicable GAAP Transition Date, under the heading “On and after the Applicable GAAP Transition Date”.

“Total Tangible Assets” means, as of any date, (a) the aggregate amount of the assets (other than intangible assets, goodwill and deferred tax assets) of Parent and the Subsidiaries, as disclosed in the most recent Accounts delivered pursuant to Section 5.01(a)(i) or 5.01(b) (or, prior to the first such delivery, referred to in Section 3.05(a)), minus (b) the lesser of (i) the aggregate value of all Project Assets subject to any Lien securing any Limited Recourse Indebtedness and (ii) the aggregate principal amount of Limited Recourse Indebtedness, in each case, as reflected in (or derived from) the most recent Accounts delivered pursuant to Section 5.01(a)(i) or 5.01(b) (or, prior to the first such delivery, referred to in Section 3.05(a)), plus (c) the net cash proceeds received by Parent from any share capital issuance by Parent consummated after the date of the most recent balance sheet included in such Accounts and on or prior to such date.

“Traded Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, in each case that have been issued pursuant to a public offering under the laws of the United States, Australia, the Bailiwick of Jersey or any other applicable jurisdiction or pursuant to Rule 144A or a similar private placement under the laws of the United States, Australia, the Bailiwick of Jersey or any other applicable jurisdiction.

“Transaction Agreement” means the Transaction Agreement dated as of August 6, 2018, by and among Amcor, New Amcor, Merger Sub and Bemis, together with the exhibits thereto, the Scheme (as defined therein) implemented pursuant thereto and the Deed Poll (as defined therein) entered in connection therewith.

“Transactions” means (a) the execution, delivery and performance by Parent and each other Loan Party of the Loan Documents to which it is a party, (b) in the case of the Borrowers, the borrowing of Loans hereunder and the use of the proceeds thereof, (c) the consummation of the Combination Transactions and the Existing Credit Agreement Refinancing, (d) the execution, delivery and performance by Parent and each other Loan Party of the Applicable Credit Agreements and related loan documentation to which it is a party and (e) the payment of fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the AUD Bank Bill Rate, the Alternate Base Rate, the Euro Overnight Rate or the AUD Overnight Rate.

“United States” means the United States of America.

“Undisclosed Administration” means, with respect to any Lender, the appointment of an administrator or other similar supervisory official by a supervisory authority or regulator pursuant to the law of the country where such Lender is subject to home jurisdiction supervision if the applicable law of such country requires that such appointment not be publicly disclosed (and such appointment has not been publicly disclosed).

“Unsecured Rating” means, with respect to the rating by Moody’s or S&P in relation to any Person at any time, (a) the public rating assigned by Moody’s or S&P, as the case may be, to the Index Debt of such Person at such time or (b) if Moody’s or S&P, as the case may be, shall not have in effect at such time a rating referred to in clause (a), then the public corporate rating (however denominated) assigned by Moody’s or S&P, as the case may be, to such Person at such time.

“Unused Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to the principal amount of any Loan denominated in US Dollars, such amount, and (b) with respect to the principal amount of any Loan denominated in an Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of Section 1.05.

“US Dollars” or “US$” refers to lawful money of the United States.

“US GAAP” means generally accepted accounting principles in the United States of America, as in effect, subject to Section 1.04(a), from time to time.

“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“VAT” means (a) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in clause (a) of this definition, or imposed elsewhere.

“VAT Supplier” has the meaning set forth in Section 2.16(l).

“VAT Recipient” has the meaning set forth in Section 2.16(l).

“VAT Relevant Party” has the meaning set forth in Section 2.16(l).

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.                                   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03.                                   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles and Sections of, and Exhibits, Schedules and Annexes to, this Agreement.  In relation to any Lender that is incorporated in Germany or otherwise is subject to the regulations referred to below (each, a “Restricted Lender”), any representation, warranty or covenant set forth herein that refers to Sanctions and/or a Sanctioned Person (each, a “Specified Provision”) shall only apply for the benefit of such Restricted Lender to the extent that such Specified Provision would not result in (i) a violation of, conflict with or liability under EU Regulation (EC) 2271/96 (or any implementing law or regulation in any member state of the European Union or the United Kingdom) or (ii) a violation of or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute (the “Mandatory Restrictions”).  In the case of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of Required Lenders, for so long as such Restricted Lender shall be subject to a Mandatory Restriction, the Commitment and Revolving Credit Exposure of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.

SECTION 1.04.                                   Accounting Terms; Pro Forma Calculations.   (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with (a) prior to the Applicable GAAP Transition Date, the Australian Accounting Standards as in effect from time to time and (b) on and after the Applicable GAAP Transition Date, US GAAP as in effect from time to time; provided that if Parent, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in the Applicable GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to Parent, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in the Applicable GAAP or in the application thereof, then (i) such provision shall be interpreted on the basis of the Applicable GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) Parent shall provide such statements of reconciliation as are reasonably necessary to enable calculations of any ratio or amount set forth herein on the basis of the Applicable GAAP as in effect and applied before such change shall have become effective.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Financial Indebtedness or other liabilities of Parent or any Subsidiary at “fair value” as defined therein, (ii) any treatment of Financial Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Financial Indebtedness in a reduced or bifurcated manner as described therein, and such Financial Indebtedness shall at all times be valued at the full stated principal amount thereof, (iii) any treatment of any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under Australian GAAP as in effect on December 31, 2017, as a result of the effectiveness of the Australian Accounting Standards Board AAS 16 (Leases) (or any other Australian Accounting Standard having a similar result or effect) (and related interpretations), and (iv) any treatment of any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under US GAAP as in effect on December 31, 2017, as a result of the effectiveness of the Financial Accounting Standards Board Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations).

(b)                                 All computations in respect of EBITDA or Net Interest Expense for any period required to be made hereunder giving pro forma effect to any Material Acquisition or Material Disposition shall be calculated as if such transaction had occurred on the first day of such period as follows: (i) historical revenues and other historical income statement items (whether positive or negative) directly attributable to the property or Person subject to such Material Acquisition or Material Disposition (x) in the case of a Material Acquisition, shall be included (but without giving effect to any cost savings or synergies) and (y) in the case of a Material Disposition, shall be excluded and (ii) any retirement of Financial Indebtedness and any Financial Indebtedness incurred or assumed by Parent or any of the Subsidiaries in connection therewith shall be given pro forma effect as if the same had occurred on the first day of such period (and if any such Financial Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Financial Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such indebtedness if such Hedge Agreement has a remaining term in excess of 12 months)).

SECTION 1.05.                                   Currency Translation.  The Administrative Agent shall determine the US Dollar Equivalent of any Revolving Borrowing denominated in an Alternative Currency two Business Days prior to the initial Interest Period therefor and as of the date two Business Days prior to the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such Alternative Currency in relation to US Dollars in effect on the date of determination, and such amount shall, except as provided in the penultimate sentence of this Section, be the US Dollar Equivalent of such Revolving Borrowing until the next required calculation thereof pursuant to this sentence.  The Administrative Agent shall determine the US Dollar Equivalent of any Swingline Loan denominated in any currency as of the date on which such Swingline Loan is made, using the Exchange Rate for such currency in relation to US Dollars in effect on such date, and such amount shall, except as provided in the penultimate sentence of this Section, be the US Dollar Equivalent of such Swingline Loan.  The Administrative Agent may also determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of such other dates as the Administrative Agent shall select in its discretion, in each case using the Exchange Rate in effect on the date of determination, and such amount shall be the US Dollar Equivalent of such Borrowing until the next calculation thereof pursuant to this Section.  The Administrative Agent shall notify Parent and the Lenders of each determination of the US Dollar Equivalent of each Borrowing denominated in an Alternative Currency.

SECTION 1.06.                                   Syndicated Facility Agreement.  This Agreement is a “syndicated facility agreement” for the purposes of section 128F(11)(a) of the Australian Tax Act.

SECTION 1.07.                                   Interest Rate; LIBOR Notification.  The interest rate on LIBOR Revolving Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Revolving Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.13(b), Section 2.13(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify Parent, pursuant to Section 2.13, in advance of any change to the reference rate upon which the interest rate on LIBOR Revolving Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.13(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.08.                                   Most Favored Nation Provision.  In the event that any Applicable Credit Agreement shall contain any financial covenant, any restrictive covenant, any event of default, any subsidiary guarantee or any collateral requirement (each, an “MFN Provision”) that is either not set forth in this Agreement or any other Loan Document, or is more restrictive on Parent and the Subsidiaries or otherwise more favorable to the lenders or other creditors thereunder than the corresponding provisions set forth in this Agreement or such other Loan Document, then this Agreement or such other Loan Document, as applicable, shall automatically be deemed to have been amended to incorporate such MFN Provision, mutatis mutandis, as if set forth fully herein or therein, without any further action required on the part of any Person, effective as of the date when such MFN Provision became effective under such Applicable Credit Agreement.  Parent shall execute any and all further documents and agreements, including amendments hereto, and shall take all such further actions, as shall be reasonably requested by the Administrative Agent to give effect to this paragraph.  Failure by Parent or any Subsidiary to observe or perform any provision incorporated pursuant to this Section shall constitute an Event of Default under clause (d) of Article VII, provided that the period of grace (if any) applicable to the failure to observe or perform the MFN Provision set forth in the Applicable Credit Agreement shall also apply hereunder.

SECTION 1.09.                                   Effectuation of the Combination Transactions.  All references herein to Parent and its Subsidiaries upon the consummation of any Combination Transaction shall be deemed to be references to such Persons after giving effect to such Combination Transaction.  In addition, (a) any representations or warranties made or deemed to be made on any date on which a Combination Transaction is consummated shall be made or deemed to be made after giving effect to the consummation of such Combination Transaction and the provisions of clause (b) below and (b) upon the consummation of the Bemis Merger, Total Tangible Assets shall be redetermined to give pro forma effect to the Bemis Merger as if it had occurred on the date of the applicable balance sheet referred to in the definition of the term Total Tangible Assets.

SECTION 1.10.                                   Divisions.  For all purposes under this Agreement, in connection with any Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01.                                   Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in US Dollars or any Alternative Currency to each Borrower from time to time during the Availability Period in an aggregate principal amount for all such Revolving Loans that will not result in (a) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitment or (b) the Revolving Credit Exposure of any Lender exceeding its Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.                                   Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Revolving Borrowing consisting of Revolving Loans of the same Type and currency made by the Lenders ratably in accordance with their respective Commitments to the same Borrower.  Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.13, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Revolving Loans or LIBOR Revolving Loans, as the applicable Borrower (or Parent on its behalf) may request in accordance herewith, (ii) each Revolving Borrowing denominated in Sterling or Swiss Francs shall be comprised entirely of LIBOR Revolving Loans, (iii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Revolving Loans, (iv) each Revolving Borrowing denominated in Australian Dollars shall be comprised entirely of BBR Revolving Loans, (v) each Australian Dollar Swingline Loan shall be an AUD Overnight Rate Loan and (vi) each Euro Swingline Loan shall be a Euro Overnight Rate Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, and at the time each ABR Revolving Borrowing is made, such Revolving Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that (i) a Eurocurrency Revolving Borrowing that results from a continuation of an outstanding Eurocurrency Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Eurocurrency Revolving Borrowing and (ii) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments.  At the time each Australian Dollar Swingline Borrowing is made, such Borrowing shall be in an amount that is an integral multiple of A$1,000,000 and not less than A$5,000,000.  At the time each Euro Swingline Borrowing is made, such Borrowing shall be in an amount that is an integral multiple of €1,000,000 and not less than €5,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Revolving Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.                                   Requests for Revolving Borrowings.  To request a Revolving Borrowing, the applicable Borrower (or Parent on its behalf) shall notify the Applicable Agent (a) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Revolving Borrowing, (b) in the case of a LIBOR Revolving Borrowing denominated in Sterling or Swiss Francs, a EURIBOR Revolving Borrowing or a BBR Revolving Borrowing, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Revolving Borrowing or (c) in the case of an ABR Revolving Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Revolving Borrowing.  Each such request shall be made by hand delivery, transmission by electronic mail (in .pdf or .tif format) or facsimile to the Applicable Agent of a written Borrowing Request executed by a Financial Officer of the applicable Borrower (or, if applicable, of Parent).  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrower requesting such Revolving Borrowing (or on whose behalf Parent is requesting such Revolving Borrowing);

(ii)                                  the currency and the principal amount of such Revolving Borrowing;

(iii)                               the date of such Revolving Borrowing, which shall be a Business Day;

(iv)                              the Type of such Revolving Borrowing;

(v)                                 in the case of a Eurocurrency Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)                              the location and number of the account of the applicable Borrower to which funds are to be disbursed, and identifying information with respect to the applicable recipient bank (and any correspondent bank, if applicable) (which shall be reasonably satisfactory to the Applicable Agent).

If no currency is specified with respect to any requested Revolving Borrowing, then the applicable Borrower (or Parent on its behalf) shall be deemed to have selected US Dollars.  If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (A) in the case of a Revolving Borrowing denominated in US Dollars, an ABR Revolving Borrowing, (B) in the case of a Revolving Borrowing denominated in Euro, a EURIBOR Revolving Borrowing, (C) in the case of a Revolving Borrowing denominated in Australian Dollars, a BBR Revolving Borrowing and (D) in the case of a Revolving Borrowing denominated in Sterling or Swiss Francs, a LIBOR Revolving Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the requested Revolving Borrowing of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

SECTION 2.04.                                   Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Australian Dollar Swingline Lender agrees to make Swingline Loans denominated in Australian Dollars to each Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Australian Dollar Swingline Loans exceeding A$50,000,000 (as such amount may be adjusted pursuant to Section 2.04(e)), (ii) the aggregate principal amount of the outstanding Australian Dollar Swingline Loans made by the Australian Dollar Swingline Lender exceeding its Australian Dollar Swingline Commitment, (iii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitment, (iv) the Revolving Credit Exposure of any Lender exceeding its Commitment or (v) in the event the Existing Maturity Date shall have been extended as provided in Section 2.08(b), the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date exceeding the total Commitments that shall have been extended to a date after the latest maturity date of such Swingline Loans; provided that the Australian Dollar Swingline Lender shall not be required to make an Australian Dollar Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Australian Dollar Swingline Loans.

(b)                                 Subject to the terms and conditions set forth herein, the Euro Swingline Lender agrees to make Swingline Loans denominated in Euros to each Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Euro Swingline Loans exceeding €50,000,000 (as such amount may be adjusted pursuant to Section 2.04(e)), (ii) the aggregate principal amount of the outstanding Euro Swingline Loans made by the Euro Swingline Lender exceeding its Euro Swingline Commitment, (iii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitment, (iv) the Revolving Credit Exposure of any Lender exceeding its Commitment or (v) in the event the Existing Maturity Date shall have been extended as provided in Section 2.08(b), the Swingline Exposure attributable to Swingline Loans maturing after such Existing Maturity Date exceeding the total Commitments that shall have been extended to a date after the latest maturity date of such Swingline Loans; provided that the Euro Swingline Lender shall not be required to make a Euro Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Euro Swingline Loans.

(c)                                  To request a Swingline Borrowing, the applicable Borrower (or Parent on its behalf) shall notify the Applicable Agent of such request not later than (i) 10:00 a.m., Local Time, on the day of the proposed Australian Dollar Swingline Borrowing, or (ii) 11:00 a.m., Local Time, on the day of the proposed Euro Swingline Borrowing.  Each such request shall be made by hand delivery, transmission by electronic mail (in .pdf or .tif format) or facsimile to the Applicable Agent of a written Borrowing Request executed by a Financial Officer of the applicable Borrower (or, if applicable, of Parent).  Each Borrowing Request shall specify, in compliance with Section 2.02, the requested date of such Swingline Borrowing (which shall be a Business Day), the currency and the principal amount of the requested Swingline Borrowing and the location and number of the account of the applicable Borrower to which funds are to be disbursed, and identifying information with respect to the applicable recipient bank (and any correspondent bank) (which shall be reasonably satisfactory to the Applicable Agent).  Promptly following the receipt of a Borrowing Request in accordance with this Section (and in any event not later than (i) 12:00 p.m., Local Time, on the day of the proposed Australian Dollar Swingline Borrowing, or (ii) 1:00 p.m., Local Time, on the day of the proposed Euro Swingline Borrowing), the Administrative Agent shall advise each applicable Swingline Lender of the amount of such Swingline Lender’s Loan to be made as part of the requested Swingline Borrowing.  Each applicable Swingline Lender shall make each Swingline Loan to be made by it hereunder by wire transfer of immediately available funds in the applicable currency to the account specified in such Borrowing Request by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(d)                                 Each Swingline Lender may by written notice given to the Applicable Agent not later than 10:00 a.m., Local Time, on any Business Day require the Lenders to acquire participations in all or a portion of the Swingline Loans of such Swingline Lender outstanding.  Such notice shall specify the currency and the aggregate principal amount of the Swingline Loans in which the Lenders will be required to participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees to pay (in Australian Dollars or Euro, as applicable), on the first Business Day following receipt of notice as provided above, to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such

Swingline Loan or Loans.  Each Lender acknowledges and agrees that, in making any Swingline Loan, each Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrowers deemed made pursuant to Section 4.03, unless, at least one Business Day prior to the time such Swingline Loan was made, the Required Lenders shall have notified the Swingline Lenders (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event any Swingline Lender shall have received any such notice, no Swingline Lender shall have any obligation to make any Swingline Loan until and unless such Swingline Lender shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).  Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the Swingline Lender.  Any amounts received by a Swingline Lender from a Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve any Borrower of its obligation to repay such Swingline Loan.

(e)                                  Parent may at any time terminate, or from time to time permanently reduce, the Australian Dollar Swingline Commitment or the Euro Swingline Commitment; provided that Parent shall not terminate or reduce the Australian Dollar Swingline Commitment or the Euro Swingline Commitment, as the case may be, if, after giving effect to any concurrent prepayment of Swingline Loans in accordance with Section 2.09, (i) the aggregate principal amount of the outstanding Australian Dollar Swingline Loans made by the Australian Dollar Swingline Lender would exceed its Australian Dollar Swingline Commitment or (ii) the aggregate principal amount of the outstanding Euro Swingline Loans made by the Euro Swingline Lender would exceed its Euro Swingline Commitment.  In the event that the Australian Dollar Swingline Commitment is reduced in accordance with this paragraph, Parent may, with the consent of the Euro Swingline Lender and by written notice to the Administrative Agent, increase the Euro Swingline Commitment in a maximum aggregate amount equal to the aggregate amount by which the Australian Dollar Swingline Commitment has been so reduced (or, in the event the Australian Dollar Swingline Commitment is terminated in full, in a maximum aggregate amount equal to the Australian Dollar Swingline Commitment in effect immediately prior to such termination, it being agreed that any such increase shall also increase by a like amount the amount referred to in clause (i) of Section 2.04(a)).  In the event that the Euro Swingline Commitment is reduced in accordance with this paragraph, Parent may, with the consent of the Australian Dollar Swingline Lender and by written notice to the Administrative Agent, increase the Australian Dollar Swingline Commitment in a maximum aggregate amount equal to the aggregate amount by which the Euro Swingline Commitment has been so reduced (or, in the event the Euro Swingline Commitment is terminated in full, in a maximum aggregate amount equal to the Euro Swingline Commitment in effect immediately prior to such termination), it being agreed that any such increase shall also increase by a like amount the amount referred to in clause (i) of Section 2.04(b).  Parent shall notify the Administrative Agent of any election to terminate, reduce or increase the Australian Dollar Swingline Commitment or the Euro Swingline Commitment, as applicable, under this paragraph at least three Business Days prior to the effective date of such termination, reduction or increase, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Swingline Lenders of the contents thereof.  Each notice delivered by Parent pursuant to this paragraph shall be irrevocable.  Any termination or reduction of the applicable Swingline Commitments shall be permanent.

SECTION 2.05.                                   Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:30 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Applicable Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the account designated in the applicable Borrowing Request.

(b)                                 Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of a payment to be made by such Lender, (A) if denominated in US Dollars, the greater of (x) the NYFRB Rate and (y) a rate determined by such Agent in accordance with banking industry rules on interbank compensation and (B) if denominated in an Alternative Currency, the greater of (x) the rate reasonably determined by such Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error) and (y) a rate determined by such Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to the subject Loan pursuant to Section 2.12.  If any Borrower and such Lender shall pay such interest to the Applicable Agent for the same or an overlapping period, the Applicable Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Applicable Agent, then the applicable Borrower shall not be required to pay such amount to the Applicable Agent and such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Applicable Agent.

SECTION 2.06.                                   Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03.  Thereafter, the applicable Borrower (or Parent on its behalf) may elect to convert such Revolving Borrowing (if denominated in US Dollars) to a Revolving Borrowing of a different Type or to continue such Revolving Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower (or Parent on its behalf) may elect different options with respect to different portions of an affected Revolving Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Loans comprising such Revolving Borrowing and the Revolving Loans resulting from an election made with respect to any such portion shall be considered a separate Revolving Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.  Notwithstanding any other provision of this Section, no Borrower shall be permitted to change the currency of any Revolving Borrowing or elect an Interest Period for a Eurocurrency Revolving Borrowing that does not comply with Section 2.02(d).

(b)                                 To make an election pursuant to this Section, the applicable Borrower (or Parent on its behalf) shall notify the Applicable Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type and in the currency resulting from such election to be made on the effective date of such election.  Each such election shall be made by hand delivery, transmission by electronic mail (in .pdf or .tif format) or facsimile to the Applicable Agent of a written Interest Election Request executed by a Financial Officer of the applicable Borrower (or, if applicable, of Parent).  Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)                                     the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               the Type of the resulting Revolving Borrowing; and

(iv)                              if the resulting Revolving Borrowing is to be a Eurocurrency Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Revolving Borrowing but does not specify an Interest Period, then the applicable Borrower (or Parent on its behalf) shall be deemed to have selected an Interest Period of one month’s duration.

(c)                                  Promptly following receipt of an Interest Election Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.

(d)                                 If the applicable Borrower (or Parent on its behalf) fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, such Revolving Borrowing shall be converted to an ABR Revolving Borrowing and (ii) in the case of a LIBOR Revolving Borrowing denominated in Sterling or Swiss Francs, a EURIBOR Revolving Borrowing or a BBR Revolving Borrowing, such Revolving Borrowing shall be continued as a Revolving Borrowing of the applicable Type with an Interest Period of one month.

(e)                                  Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Article VIII has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified Parent of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Revolving Borrowing denominated in US Dollars may be converted to or continued as a LIBOR Revolving Borrowing, (ii) unless repaid, each LIBOR Revolving Borrowing denominated in US Dollars shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each LIBOR Revolving Borrowing denominated in Sterling or Swiss Francs, EURIBOR Revolving Borrowing and BBR Revolving Borrowing shall be continued as a Revolving Borrowing of the applicable Type with an Interest Period of one month’s duration.

SECTION 2.07.                                   Termination and Reduction of Commitments; Increase of Commitments.  (a)  Unless previously terminated, the Commitments shall automatically terminate on the earlier of (i) the Maturity Date and (ii) unless the Availability Date shall have occurred on or prior to the Commitment Outside Date, the Commitment Outside Date.

(b)                                 Parent may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) Parent shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans and/or Swingline Loans in accordance with Section 2.09, (A) the Aggregate Revolving Credit Exposure would exceed the Aggregate Commitment or (B) the Revolving Credit Exposure of any Lender would exceed its Commitment.

(c)                                  Parent shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Parent pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d)                                 Parent may at any time and from time to time, after the Availability Date, by written notice to the Administrative Agent (which shall promptly upon receipt deliver a copy thereof to each of the Lenders) executed by Parent and one or more financial institutions (any such financial institution being referred to as an “Increasing Lender”), which may include any Lender, cause Commitments of the Increasing Lenders to be increased (or cause the Increasing Lenders to extend new Commitments) in an amount for each Increasing Lender (which shall not be less than US$5,000,000) set forth in such notice; provided that (i) no Lender shall have any obligation to increase its Commitment pursuant to this paragraph, (ii) after giving effect to any increase in the Commitments pursuant to this paragraph (a “Commitment Increase”), the sum of (A) the aggregate amount of all Commitment Increases established pursuant to this paragraph plus (B) the aggregate amount of all “Commitment Increases” (or equivalent term) established under and as defined in any Multi-Year Revolving Credit Agreement shall not exceed US$500,000,000, (iii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Swingline Lender (which approval shall not be unreasonably withheld, delayed or conditioned) and (iv) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and Parent (an “Accession Agreement”).  Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party (and the effectiveness of the new Commitment of such Lender in accordance with this paragraph), such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder.  Each Commitment Increase shall become effective on the date specified in the applicable notice delivered pursuant to this paragraph (which date shall be at least five Business Days after the date of delivery of such notice); provided that no Commitment Increase shall become effective unless (A) the Administrative Agent shall have received such opinions, documents and certificates consistent with those delivered under Section 4.01(b), 4.01(c), 4.02(b) or 4.02(c) with respect to such Commitment Increase as the Administrative Agent may reasonably request, (B) on the effective date of such Commitment Increase, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of the date of such effectiveness, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date (provided that (I) in the case of the representations and warranties set forth in Sections 3.05(b) and 3.08(a), each reference therein to the Effective Date shall be deemed to be a reference to the effective date of such Commitment Increase and (II) in the case of the representation and warranty set forth in Section 3.05(b), the reference therein to June 30, 2018 shall be deemed to be a reference to the date of Parent’s audited consolidated Accounts most recently delivered to the Administrative Agent pursuant to Section 5.01(a)), (C) no Default shall have occurred and be continuing and (D) the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of Parent to the effect that the conditions set forth in clauses (B) and (C) above shall have been satisfied.  The Administrative Agent shall notify Parent and the Lenders of the effective date of each Commitment Increase (the “Increase Effective Date”), and such notice shall be conclusive and binding.  On the Increase Effective Date of any Commitment Increase, (i) the aggregate principal amount of any Revolving Loans outstanding (the “Existing Borrowings”) immediately prior to such Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (ii) each Increasing Lender that shall have had a Commitment prior to such Commitment Increase shall pay to the Applicable Agent by wire transfer of immediately available funds in each applicable currency an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of each Existing Borrowing, (iii) each Increasing

Lender that shall not have had a Commitment prior to such Commitment Increase shall pay to the Applicable Agent by wire transfer of immediately available funds in each applicable currency an amount equal to the product of (1) such Increasing Lender’s Applicable Percentage (calculated after giving effect to such Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (iv) after the Applicable Agent receives the funds specified in clauses (ii) and (iii) above, the Applicable Agent shall remit (in the applicable currency) to each Lender the portion of such funds that is equal to the difference (if positive) between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to such Commitment Increase) multiplied by (2) the amount of each Existing Borrowing, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (v) after the effectiveness of such Commitment Increase, the Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts and currencies equal to the amounts and currencies of the Existing Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Applicable Agent in accordance with Section 2.03, (vi) each Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (calculated after giving effect to such Commitment Increase) and (vii) the Borrowers shall pay each Lender any and all accrued but unpaid interest on its Revolving Loans comprising the Existing Borrowings.  To the extent the Existing Borrowings include any Eurocurrency Revolving Borrowings, the deemed payments of such Existing Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrowers pursuant to the provisions of Section 2.15 if the Increase Effective Date occurs other than on the last day of the Interest Period(s) relating thereto.

SECTION 2.08.                                   Repayment of Loans; Extension of Maturity Date; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower on the Maturity Date (in the case of any Declining Lender, without giving effect to the extension thereof pursuant to Section 2.08(b)) and (ii) to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower by such Swingline Lender on the earlier of the Maturity Date and the seventh day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in Australian Dollars or Euros is made, the Borrowers shall repay all Australian Dollar Swingline Loans or Euro Swingline Loans, respectively, that were outstanding on the date such Revolving Borrowing was requested.

(b)                                 Parent may, after the Availability Date, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly upon receipt deliver a copy thereof to each of the Lenders), request that the Lenders extend the Maturity Date for an additional period of one year; provided that (i) Parent shall provide no more than one Maturity Date Extension Request in any 12-month period and (ii) there shall be no more than two extensions of the Maturity Date pursuant to this Section; provided further that, no extension may result in the Maturity Date as so extended being more than five years after the date of effectiveness of such extension.  Each Lender shall, by notice to Parent and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Maturity Date Extension Request from Parent, advise Parent whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender”, and each Lender declining to agree to a requested extension being called a “Declining Lender”).  Any Lender that has not so advised Parent and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender.  If

Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender.  The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of the Loans pursuant to Section 2.09 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, (x) the Aggregate Revolving Credit Exposure would not exceed the Aggregate Commitment and (y) the Revolving Credit Exposure of any Lender would not exceed its Commitment.  Parent shall have the right, pursuant to and in accordance with Section 2.18(b), at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to the applicable Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender.  Notwithstanding the foregoing, (i) the Availability Period and the Maturity Date (without taking into consideration any extension pursuant to this paragraph), as such terms are used in reference to any Swingline Lender or any Swingline Loans made by any Swingline Lender, may not be extended without the prior written consent of such Swingline Lender (it being understood and agreed that, in the event any Swingline Lender shall not have consented to any such extension, (A) such Swingline Lender shall continue to have all the rights and obligations of a Swingline Lender hereunder through the Existing Maturity Date (or the Availability Period determined on the basis thereof, as applicable), and thereafter shall have no obligation to make any Swingline Loan (but shall continue to be entitled to the benefits of Sections 2.04, 2.14, 2.16, 9.03, 9.09 and 9.17 as to Swingline Loans made prior to such time), and (B) the principal amount of any outstanding Swingline Loans made by any Swingline Lender that shall not have consented to such requested extension, together with any accrued interest thereon, shall, to the extent outstanding or accrued but unpaid on the Existing Maturity Date, be due and payable on the Existing Maturity Date) and (ii) no extension of the Maturity Date pursuant to this paragraph shall become effective unless (A) the Administrative Agent shall have received such opinions, documents and certificates consistent with those delivered under Section 4.01(b), 4.01(c), 4.02(b) or 4.02(c) with respect to such extension as the Administrative Agent may reasonably request, (B) on the date of effectiveness of such extension, the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date (provided that (I) in the case of the representations and warranties set forth in Sections 3.05(b) and 3.08(a), each reference therein to the Effective Date shall be deemed to be a reference to the date of effectiveness of such extension and (II) in the case of the representation and warranty set forth in Section 3.05(b), the reference therein to June 30, 2018 shall be deemed to be a reference to the date of Parent’s audited consolidated Accounts most recently delivered to the Administrative Agent pursuant to Section 5.01(a)), (C) on the date of effectiveness of such extension, no Default shall have occurred and be continuing and (D) the Administrative Agent shall have received a certificate dated the date of effectiveness of such extension and executed by a Financial Officer of Parent to the effect that the conditions set forth in clauses (B) and (C) above shall have been satisfied.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal, interest and fees payable and paid to such Lender from time to time hereunder.

(d)                                 The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans and interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.09.                                   Prepayment of Loans.  (a)  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)                                 If, on any date, the Aggregate Revolving Credit Exposure shall exceed the Aggregate Commitment, then the applicable Borrowers shall, (i) if any ABR Revolving Borrowing or Swingline Borrowing is then outstanding, not later than the next Business Day following receipt of notice of such excess from the Administrative Agent, prepay Borrowings in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Borrowings on such day) and (B) the amount of such ABR Revolving Borrowings or Swingline Borrowings and (ii) if no ABR Revolving Borrowing or Swingline Borrowing is then outstanding or such excess is not eliminated after giving effect to any prepayment of Borrowings made pursuant to the foregoing clause (i), on the last day of each successive Interest Period for any Eurocurrency Revolving Borrowing occurring after receipt of notice of such excess from the Administrative Agent, prepay Borrowings in an aggregate amount equal to the lesser of (1) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Borrowings on such day) and (2) the amount of the applicable Eurocurrency Revolving Borrowing.  Notwithstanding the foregoing, if on any date the Aggregate Revolving Credit Exposure shall exceed 105% of the Aggregate Commitment, then the Borrowers shall, not later than the next Business Day following receipt of notice of such excess from the Administrative Agent to Parent, prepay one or more Borrowings in an aggregate amount equal to the amount necessary to eliminate such excess.

(c)                                  Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)                                 The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of an Australian Dollar Swingline Borrowing or a Euro Swingline Borrowing, the Australian Dollar Swingline Lender or the Euro Swingline Lender, respectively) by telephone

(confirmed by hand delivery, transmission by electronic mail (in .pdf or .tif format) or facsimile promptly thereafter) of any optional prepayment and any mandatory prepayment hereunder (i) in the case of a LIBOR Revolving Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) of this Section, as soon thereafter as practicable), (ii) in the case of a LIBOR Revolving Borrowing denominated in Sterling or Swiss Francs, a EURIBOR Revolving Borrowing or a BBR Revolving Borrowing, not later than 12:00 noon, Local Time, four Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) of this Section, as soon thereafter as practicable), (iii) in the case of an ABR Revolving Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment, (iv) in the case of an Australian Dollar Swingline Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment and (v) in the case of a Euro Swingline Borrowing, not later than 12:00 noon, Local Time, on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment of any Borrowing under paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by Parent (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Applicable Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.10.                                   [Reserved].

SECTION 2.11.                                   Fees.  (a)  Parent agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily Unused Commitment (determined as set forth below) of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates.  Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the 15th day following such last day, commencing on the first such date to occur after the date hereof, and in the event of the termination in whole of the Commitment of any Lender, on the date of such termination.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, the Unused Commitment of a Lender shall be determined solely on the basis of the outstanding Revolving Loans of such Lender (and any Swingline Exposure of such Lender shall not be considered usage of such Lender’s Commitment for purposes of this Section 2.11(a)).

(b)                                 Parent agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Parent and the Administrative Agent.

(c)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.12.                                   Interest.  (a)  The Revolving Loans comprising each ABR Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Revolving Loans comprising each LIBOR Revolving Borrowing shall bear interest at (i) in the case of a Revolving Borrowing denominated in US Dollars, the Adjusted LIBO Rate and (ii) in the case of a Revolving Borrowing denominated in Sterling or Swiss Francs, the LIBO Rate, in each case for the Interest Period in effect for such Revolving Borrowing plus the Applicable Rate.

(c)                                  The Revolving Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Revolving Borrowing plus the Applicable Rate.

(d)                                 The Revolving Loans comprising each BBR Revolving Borrowing shall bear interest at the AUD Bank Bill Rate for the Interest Period in effect for such Revolving Borrowing plus the Applicable Rate.

(e)                                  Each Swingline Loan shall bear interest (i) in the case of an Australian Dollar Swingline Loan, at the AUD Overnight Rate plus the Applicable Rate, and (ii) in the case of a Euro Swingline Loan, at the Euro Overnight Rate plus the Applicable Rate.

(f)                                   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(g)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.  All interest shall be payable in the currency in which the applicable Loan is denominated.

(h)                                 All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest on Revolving Loans denominated in Australian Dollars or Sterling shall be computed on the basis of a year of 365 days (or, in the case of ABR Revolving Loans, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Adjusted LIBO Rate, LIBO Rate, EURIBO Rate, AUD Bank Bill Rate, Alternate Base Rate, AUD Overnight Rate or Euro Overnight Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.                                   Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for any Eurocurrency Revolving Borrowing or with respect to any Swingline Borrowing denominated in any currency:

(i)                                     the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for (x) ascertaining the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the AUD Bank Bill Rate, as the case may be, for Revolving Loans denominated in the applicable currency for such Interest Period or (y) ascertaining the AUD Overnight Rate or the Euro Overnight Rate, as the case may be, for Swingline Borrowings denominated in the applicable currency; or

(ii)                                  (x) the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the AUD Bank Bill Rate, as the case may be, for Revolving Loans denominated in the applicable currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Revolving Loans included in such Revolving Borrowing for such Interest Period or (y) the Applicable Agent is advised by any applicable Swingline Lender or the Required Lenders that the AUD Overnight Rate or the Euro Overnight Rate, as the case may be, for Swingline Loans denominated in the applicable currency will not adequately and fairly reflect the cost to such Lenders of making, maintaining or participating in the Swingline Loans included in such Swingline Borrowing;

then the Applicable Agent shall give notice thereof (which may be by telephone) to Parent and the Lenders as promptly as practicable and, until the Applicable Agent notifies Parent and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, an affected Eurocurrency Revolving Borrowing denominated in the applicable currency and for such Interest Period shall be ineffective, (B) any affected Eurocurrency Revolving Borrowing that is requested to be continued shall (1) if denominated in US Dollars, unless repaid, be continued as an ABR Revolving Borrowing or (2) otherwise, be repaid on the last day of the then current Interest Period applicable thereto, (C) any Borrowing Request for an affected Eurocurrency Revolving Borrowing shall (1) if denominated in US Dollars, be deemed a request for an ABR Revolving Borrowing or (2) otherwise, be ineffective (and no Lender shall be obligated to make a Revolving Loan on account thereof), (D) any affected Swingline Borrowing made by the applicable Swingline Lender in which the other Lenders shall not have funded their participations, unless repaid, shall bear interest at a rate equal to (1) the Applicable Rate for such Swingline Borrowing plus (2) the cost to the applicable Swingline Lender to fund such Swingline Borrowing (from whatever source and using whatever methodologies such Swingline Lender may select in its reasonable discretion) (with respect to a Swingline Lender, the “Swingline COF Rate”), it being agreed by each applicable Swingline Lender that promptly upon request therefor by the Applicable Agent, such Swingline Lender shall notify the Applicable Agent of the Swingline COF Rate of such Swingline Lender with respect to the applicable Swingline Borrowings and (E) any affected Swingline Borrowing made by the applicable Swingline Lender in which any other Lender shall have funded its participation, unless repaid, shall bear interest at a rate equal to (1) the Applicable Rate for such Swingline Borrowing plus (2) the weighted average cost to each Lender to fund its pro rata share of or its pro rata participation in, as applicable, such Swingline Borrowings (from whatever source and using whatever methodologies such Lender may select in its reasonable discretion) (with respect to a Lender, the “COF Rate” and with respect to the weighted average of the COF Rate applicable to each Lender for any Swingline Borrowing, the “Average COF Rate”), it being agreed by each applicable Lender that promptly upon request therefor by the Applicable Agent, such Lender shall notify the Applicable Agent of the COF Rate of such Lender with respect to the applicable Swingline Borrowing.

(b)                                 If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i)(x) of this Section have arisen (including because the applicable Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i)(x) of this Section have not arisen but either (A) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of the applicable Screen Rate is insolvent (and there is no successor administrator that will continue publication of the applicable Screen Rate), (B) the supervisor for the administrator or the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published (and there is no successor administrator that will continue publication of the applicable Screen Rate) or (C) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate may no longer be used for determining interest rates for loans denominated in the applicable currency, then the Administrative Agent and Parent shall endeavor in good faith to establish an alternate rate of interest to the LIBO Rate, the EURIBO Rate or the AUD Bank Bill Rate, as the case may be, that gives due consideration to the then prevailing market convention in the United States for determining a rate of interest for syndicated loans denominated in the applicable currency at such time, and the Administrative Agent and Parent shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (it being understood that such amendment shall not reduce the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii)(A) or (ii)(B) of the first sentence of this paragraph (b), only to the extent the applicable Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (A) through (C) of paragraph (a) of this Section shall be applicable.

SECTION 2.14.                                   Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)                                  impose on any Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Revolving Loans; or

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and

(C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Eurocurrency Revolving Loan (or of maintaining its obligation to make any such Revolving Loan) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or other Recipient (subject to paragraphs (c) and (d) of this Section), Parent will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment or any Swingline Commitment of or the Loans made by, or participations in Swingline Loans held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time upon request of such Lender (subject to paragraphs (c) and (d) of this Section), Parent will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or its holding company or such other Recipient, as the case may be, as specified in paragraph (a) or (b) of this Section, including in reasonable detail a description of the basis for such claim for compensation and an explanation of how such amount or amounts were determined, shall be delivered to Parent and shall be conclusive absent manifest error; provided that no Lender shall deliver such certificate, and seek compensation under paragraph (a) or (b) of this Section, unless such Lender is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to the applicable Change in Law.  Parent shall pay to such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Parent shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender notifies Parent of the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.                                   Break Funding Payments.  In the event of (a) the payment by any Borrower of any principal of any Eurocurrency Revolving Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by any Borrower to borrow (other than as a result of the failure of any Lender to fund a Revolving Loan required to be funded by it hereunder), convert, continue or prepay any Eurocurrency Revolving Loan on the date or in the amount specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurocurrency Revolving Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Parent pursuant to Section 2.18, then, in any such event, Parent shall (subject to the penultimate sentence of this Section) compensate each Lender for the loss, cost and expense (but not for any anticipated profits) attributable to such event, including, to the extent that any of the foregoing Revolving Loans are denominated in an Alternative Currency, the actual costs and expenses of such Lender attributable to the premature unwinding of any Hedge Agreement entered into by such Lender in respect to the foreign currency exposure attributable to such Revolving Loan.  In the case of a Eurocurrency Revolving Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Revolving Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate, EURIBO Rate or AUD Bank Bill Rate, as the case may be, that would have been applicable to such Revolving Loan (and, for avoidance of doubt, without giving effect to any Applicable Rate that would otherwise have been applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Revolving Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Relevant Interbank Market.  Parent shall also compensate each Lender for any loss, cost and expense attributable to any failure by any Borrower to (a) deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Loan or (b) borrow or prepay any Swingline Loan on the date or in the amount specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof).  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts, shall be delivered to Parent and shall be conclusive absent manifest error.  Parent shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.16.                                   Payments Free of Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes and VAT.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes and VAT.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 30 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Parent and the Administrative Agent, at the time or times reasonably requested by Parent or the Administrative Agent, such information or properly completed and executed documentation reasonably requested by Parent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition and subject to Section 2.16(g), any Lender, if reasonably requested by Parent or the Administrative Agent, shall deliver such other information or documentation prescribed by applicable law or reasonably requested by Parent or the Administrative Agent as will enable Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal, tax or commercial position of such Lender.  Notwithstanding the foregoing, in the case of an applicable Borrower or any other applicable Loan Party that, in each case, is not a US Person or is not resident in the United Kingdom for United Kingdom tax purposes, the applicable Lender will not be subject to the requirements of this paragraph (f)(i) unless it has received written notice from such Borrower or such other Loan Party advising it of the availability of an exemption or reduction of withholding Tax under the laws of the jurisdiction in which such Borrower or such other Loan Party is located and containing all applicable documentation (together, if requested by such Lender, with a certified English translation thereof) required to be completed by such Lender in order to receive any such exemption or reduction, and such Lender is reasonably satisfied that it is legally able to provide such documentation to such Borrower or such other Loan Party.

(ii)                                  Without limiting the generality of the foregoing, in the event that any Borrower is a US Person:

(A)                               (i) any Lender that is a US Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), copies (by facsimile or electronic mail (in .pdf or .tif format)) of executed originals of IRS Form W-9 certifying that such Lender is exempt from US backup withholding tax, and (ii) the Applicable Agent with respect to such Borrower shall deliver to such Borrower on or prior to the date on which such Applicable Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of such Borrower), executed originals of IRS Form W-9 certifying that such Applicable Agent is exempt from US Federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in US Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent and the Administrative Agent in writing of its legal inability to do so.

(g)                                  (i)  Each Lender that is entitled to an exemption from or reduction of withholding tax on interest payable by Amcor UK under any applicable double taxation treaty to which the United Kingdom is a party, and that holds a passport number under the HMRC Double Taxation Passport scheme and wishes that scheme to apply to this Agreement and the other Loan Documents, shall include an indication to that effect by including its HMRC Double Taxation Passport scheme reference number in such Lender’s Administrative Questionnaire and its jurisdiction of tax residence (or otherwise provide the scheme reference number and its jurisdiction of tax residence to the Administrative Agent and Parent, for the benefit of Amcor UK) and subject to paragraph (g)(iii) below, having so provided its HMRC Double Taxation Passport scheme reference number shall be under no further obligation pursuant to Section 2.16(f) in respect of Amcor UK.

(ii)                                  Where a Lender includes the indication described in paragraph (g)(i) above, Amcor UK shall file a duly completed form DTTP2 with respect to each such Lender with HMRC within 30 days of the date such Lender becomes a Lender hereunder, and shall promptly provide such Lender with a copy of that filing.  No Borrower shall file a form DTTP2 or file any other form relating to the HMRC Double Tax Passport scheme unless a Lender has provided its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(i) above or such Lender otherwise agrees.

(iii)                               If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(i) above and Amcor UK has not filed a duly completed form DTTP2 in respect of such Lender or Amcor UK has filed a duly completed DTTP2 in respect of such Lender but (y) the form DTTP2 has been rejected by HMRC or (z) HMRC has not given Amcor UK authority to make payments to such Lender without withholding or deduction on account of Tax within 60 days of the date Amcor UK filed a duly completed DTTP2 in respect of such Lender and, in the case of clause (y) or (z), Amcor UK has notified such Lender thereof in writing, such Lender and Amcor UK shall co-operate in completing any additional procedural formalities necessary for Amcor UK to obtain authorization to make that payment without any withholding or deduction on account of Tax.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (which, for purposes of this Section 2.16, with respect to Taxes which arise in the United Kingdom, shall include a credit against or relief of any such Taxes) as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     United Kingdom Taxation. Each of Amcor UK and, on and after the Availability Date, New Amcor represents and warrants that it is resident for Tax purposes only in the United Kingdom.  Each of Amcor and Amcor US and, on and after the Availability Date, Bemis represents and warrants that it is not resident for Tax purposes in the United Kingdom.

(j)                                    Australian Taxation.  (i)  Each Arranger represents to Amcor that (A) on behalf of Amcor, it has made invitations to become a Lender under this Agreement to 10 or more Persons, each of whom, as at the date the relevant invitation was made, such Arranger’s officers or employees involved in the day to day syndication process reasonably believed was carrying on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, and (B) such Arranger’s officers or employees involved in the day to day syndication process reasonably believed 10 or more of such invitees were not Associates of each other or of Amcor.

(ii)                                  Amcor confirms that none of the potential invitees whose names were disclosed to it by an Arranger before the date of this Agreement were known or suspected by it to be an Offshore Associate of Amcor.  Amcor also confirms that each Borrower under this Agreement is (A) a member of the same “wholly-owned group” (as defined in the Australian Tax Act) or (B) an Associate of each other Borrower.

(iii)                               Each Lender listed in Schedule 2.01 represents and warrants that (A) an invitation to become a Lender under this Agreement was made to it by the Arrangers on behalf of Amcor, (B) it was at the time of the invitation, and will be at the time of making by it of any Loan to Amcor, carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets and (C) except as disclosed to Amcor, insofar as its officers and agents who were involved in its becoming a party to this Agreement have actual knowledge, it is not an Associate of any other Person which was invited to become a Lender under the Agreement.

(iv)                              At the cost of Amcor, each of the Lenders and the Arrangers will, to the extent it is reasonably able to do so, do or provide such other things (including information) which Amcor reasonably requests it to do or provide in connection with the invitations to become Lenders under this Agreement which Amcor considers practicable and necessary to demonstrate that the requirements of section 128F of the Australian Tax Act are satisfied.

(k)                                 Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(l)                                     VAT.  (i)  All amounts set out or expressed in a Loan Document to be payable by any party to any Recipient that (in whole or in part) constitute the consideration for a supply for VAT purposes shall, except as otherwise agreed by such Recipient, be deemed to be exclusive of any VAT that is chargeable on such supply.  Subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Recipient to any party under a Loan Document, such party shall pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply), an amount equal to the amount of such VAT (and such Recipient shall have delivered to such party an invoice complying with the applicable legal requirements) unless such party is obligated by law to account directly to the applicable Governmental Authority for such VAT.  If there is an adjustment to the consideration in respect of a supply to which this Section 2.16(l)(i) applies, (A) the additional amount paid or payable to the applicable Recipient must be recalculated, taking into account any previous adjustments under this clause (A), to reflect the occurrence of such adjustment and the other party or the Recipient, as the case requires, must pay to the other the amount required to reflect the recalculation of the additional amount, and (B) the Recipient must provide any relevant documentation in respect of the adjustment (including, if relevant, an adjustment note) to the other party as soon as practicable after the Recipient becomes aware of the occurrence of such adjustment.

(ii)                                  If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “VAT Supplier”) to any other Lender (the “VAT Recipient”) under a Loan Document, and any party other than the VAT Recipient (the “VAT Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the VAT Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration) (x) (where the VAT Supplier is the Person required to account to the relevant tax authority for the VAT) the VAT Relevant Party shall also pay to the VAT Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The VAT Recipient shall (where the immediately foregoing clause (x) applies) promptly pay to the VAT Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply and (y) (where the VAT Recipient is the Person required to account to the relevant tax authority for the VAT) the VAT Relevant Party shall promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)                               Where a Loan Document requires any party to reimburse or indemnify any Recipient for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Recipient reasonably determines that it, or any company of its group, is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)                              Any reference in paragraph (i) through (iii) above to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or equivalent legislation and the council directive 2006/112/EEC on the common system of value added tax).

(v)                                 In relation to any supply made by a Recipient to any party under a Loan Document, if reasonably requested by such Recipient, such party must promptly provide such Recipient with details of such party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(m)                             Defined Terms.  For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17.                                   Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Documents prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due), in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Applicable Agent to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to Parent, except that payments required to be made directly to any Swingline Lender shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

(b)                                 If at any time insufficient funds are received by and available to the Agents to pay fully all amounts of principal, interest and fees then due, and expenses then reimbursable, hereunder, such funds shall be applied towards payment of the amounts then so due or reimbursable as follows:

FIRST, to the payment of all fees then due, and all costs and expenses then due or reimbursable, to the Agents (in their capacity as such) under any Loan Document;

SECOND, to the payment of all principal and interest then due in respect of the Swingline Loans then outstanding (ratably among the Swingline Lenders in accordance with the amounts of such principal and interest then due in respect of such Swingline Loans); and

THIRD, to the payment of all principal, interest, fees and other amounts then due hereunder or under the other Loan Documents to the Lenders (ratably among the parties entitled thereto in accordance with the amounts then due to such parties).

(c)                                  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent and shall purchase (for cash at face value) participations in the Revolving Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Revolving Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Parent or any Borrower pursuant to and in accordance with the express terms of this Agreement (including pursuant to Section 2.08(b)) (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time).  Each of Parent and the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Parent or such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Parent or such Borrower in the amount of such participation.

(d)                                 Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of any Lenders hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at (i) if denominated in US Dollars, the greater of (A) the NYFRB Rate and (B) a rate determined by such Agent in accordance with banking industry rules on interbank compensation and (ii) if denominated in an Alternative Currency, the greater of (A) the rate reasonably determined by such Agent to be the cost to it of funding such amount (which determination will be conclusive absent manifest error) and (B) a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of any Agent or any Swingline Lender, then each Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by any Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(d), 2.05(b), 2.16(e), 2.17(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.18.                                   Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if the Borrowers are required to pay any Indemnified Taxes (other than VAT that is recoverable from any Governmental Authority) or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16 (other than additional amounts arising from VAT that are recoverable from any Governmental Authority) (or if it becomes reasonably likely that such compensation or payment will be required to be made), then such Lender shall (at the request of Parent) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Parent hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)                                 If (i) any Lender requests compensation under Section 2.14, (ii) any Borrower is required to pay any Indemnified Taxes (other than VAT that is recoverable from any Governmental Authority) or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 (other than additional amounts arising from VAT that are recoverable from any Governmental Authority), (iii) any Lender has become a Defaulting Lender, (iv) any Lender is a Declining Lender or (v) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14, 2.16 and 9.03) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) Parent shall have received the prior written consent of the Administrative Agent (and, in circumstances where its consent would be required under Section 9.04, each Swingline Lender), which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such principal and accrued interest and fees) or Parent (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law, (E) in the case of any such assignment and delegation resulting from the status of such Lender as a Declining Lender, the assignee shall have agreed to the applicable Maturity Date Extension Request and (F) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation have ceased to apply.  Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by Parent, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19.                                   Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 commitment fees shall cease to accrue on the Unused Commitment of such Defaulting Lender pursuant to Section 2.11(a) for any period during which such Defaulting Lender is a “Defaulting Lender”;

(b)                                 the Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan

Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)                                  if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i)                                     the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(d)) of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for purpose of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure (excluding the funded portion thereof referred to above) does not exceed the sum of all Non-Defaulting Lenders’ Commitments and (B) such reallocation does not result in the Revolving Credit Exposure of any Non-Defaulting Lender exceeding such Non-Defaulting Lender’s Commitment; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated as set forth in such clause; and

(d)                                 so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to make any Swingline Loan, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure will be fully covered by the Commitments of the Non-Defaulting Lenders in accordance with clause (c) above, and participating interests in any such funded Swingline Loan will be allocated among the Non-Defaulting Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that (x) a Bankruptcy Event with respect to a Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (y) any Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to make any Swingline Loan unless such Swingline Lender shall have entered into arrangements with the Borrowers or the applicable Lender satisfactory to such Swingline Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Parent and the Swingline Lenders each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders and such funded participations in Swingline Loans as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans and such funded participation in accordance with its

Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any commitment fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 9.02 and this Section 2.19 during such period shall be binding on it).  The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.19 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender, any Swingline Lender or any Borrower may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.20.                                   Concerning Subsidiary Borrowers.  Each of Amcor UK and Amcor US hereby irrevocably appoints Amcor to serve as its agent as of the Effective Date until but not including the Availability Date, and each Borrower hereby irrevocably appoints New Amcor to serve as its agent on and after the Availability Date, in each case for all purposes of this Agreement and the other Loan Documents, including (a) the giving and receipt of notices (including any Borrowing Request and any Interest Election Request) and (b) the execution and delivery of all documents, instruments and certificates contemplated herein.  Each Borrower hereby acknowledges that any amendment or other modification to this Agreement or any other Loan Document may be effected as set forth in Section 9.02, that such Person shall be bound by this Agreement or any other Loan Document (if it is theretofore a party thereto) as so amended or modified and that (in the case of Amcor, to the extent such amendment or other modification is effected on or after the Availability Date) no consent of such Person shall be required to effect any such amendment or other modification.

ARTICLE III

Representations and Warranties

Parent, as to itself and the Subsidiaries, and each Borrower, as to itself and its subsidiaries, represents and warrants to the Lenders, as of the Effective Date (solely with respect to Amcor and its subsidiaries), the Availability Date and thereafter as of each date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:

SECTION 3.01.                                   Organization, Existence and Good Standing; Powers.  Each Loan Party is duly formed, incorporated or organized, as applicable, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its formation, incorporation or organization, as applicable, has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing (to the extent the concept is applicable in such jurisdiction), in every jurisdiction where such qualification is required.

SECTION 3.02.                                   Corporate and Governmental Authorization.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party.  The Transactions do not require any consent or approval of, or any registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (or, in the case of the Combination Transactions, will be obtained or made and will be in full force and effect on the Availability Date).

SECTION 3.03.                                   Enforceability of Obligations.  This Agreement has been duly executed and delivered by each of Amcor, Amcor US and Amcor UK and constitutes a legal, valid and binding obligation of each of Amcor, Amcor US, Amcor UK and, on and after the Availability Date, New Amcor and Bemis, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, in each case, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04.                                   No Contravention or Exceeding Power.  The Transactions (a) do not and will not violate any material law, including any order of any Governmental Authority, applicable to or binding upon any Loan Party or any of its properties, (b) do not and will not violate the charter, by-laws, constitutional documents or other organizational documents of any Loan Party, or any limitations on its powers or the powers of its directors or other governing or managing body, (c) do not and will not violate or result (alone or with notice or lapse of time, or both) in a default under (i) the Existing Amcor Credit Agreements, any Applicable Credit Agreement, the Existing Amcor Note Documents or, upon the consummation of the Combination Transactions, the Existing Bemis Note Documents or (ii) any other indenture or credit agreement or any other agreement or instrument binding upon Parent or any Subsidiary or any of their assets, except, in the case of this clause (ii), to the extent that any such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) do not and will not result in the creation or imposition of any Lien on any asset of Parent or any Subsidiary.  No Loan Party organized under the laws of Australia has contravened or will contravene part 2J.3 of the Corporations Act in connection with its execution, delivery or performance of any Loan Document.

SECTION 3.05.                                   Accuracy of Accounts; No Material Adverse Change.  (a)  Amcor has heretofore furnished to the Lenders its Accounts (i) as of and for the fiscal year ended June 30, 2018, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent auditors, and (ii) as of and for the six-month period and the portion of the fiscal year ended December 31, 2018.  Such Accounts, and all Accounts provided by Parent pursuant to Section 5.01, have been prepared in accordance with the Applicable GAAP and give a true and fair view of the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and of their performance for the periods covered thereby.  As of December 31, 2018, neither Parent nor any Subsidiary had any material actual or contingent liabilities except as disclosed or reflected in the Accounts referred to in clause (ii) above.

(b)                                 There has been, as of the Effective Date and as of the Availability Date, no event or condition since June 30, 2018, that has had, or would reasonably be expected to have, a material adverse effect on the business, financial position or results of operations of Parent and the Subsidiaries, taken as a whole.

SECTION 3.06.                                   Accuracy of Disclosure.  (a)  Neither the Confidential Materials nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of Parent or any Subsidiary to any Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or furnished hereunder or thereunder, nor any information formally presented prior to the Effective Date to any Agent, any Arranger or any Lender in bank meetings or conference calls in connection with the negotiation of this Agreement or any other Loan Document (in each case, other than information of a general economic or industry nature), taken as a whole, contained, as of the date when furnished or presented, any untrue statement of a material fact or omitted to state, as of the date when furnished or presented, a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information, Parent and the Borrowers represent only that such information was prepared in good faith based upon assumptions believed by management of Parent to be reasonable at the time such projected financial information was prepared (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond control of Parent and the Subsidiaries, that no assurance can be given that such projected financial information will be realized, and that such projected financial information may differ materially from actual future results).  As of the Effective Date, the Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Parent or any Subsidiary is subject, and all other matters relating to Parent and the Subsidiaries known to the Borrowers, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b)                                 If a Beneficial Ownership Certification is required to be delivered pursuant to clause (ii) of Section 4.01(f), then, as of the Effective Date, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.  If a Beneficial Ownership Certification is required to be delivered pursuant to clause (ii) of Section 4.02(k), then, as of the Availability Date, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.07.                                   Properties.  Each of Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its property, except where the failure to have such title or leasehold interests, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.                                   Litigation and Environmental Matters.  (a)  There are (in the case of clause (i) below, as of the Effective Date and as of the Availability Date) no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Parent or the Borrowers, threatened against or affecting Parent or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any of the Loan Documents or (iii) to wind up or dissolve (or effect any analogous or similar action) Parent, any Borrower or any other Subsidiary and that, in the case of any such other Subsidiary, would reasonably be expected to result in a Material Adverse Effect.

(b)                                 Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Parent or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) currently expects to be required to incur any capital or other cost for its respective operations to achieve or maintain compliance with any Environmental Law relating to greenhouse gas emissions or reductions thereto, (iii) has become subject to any Environmental Liability, (iv) has received notice of any claim with respect to any Environmental Liability or (v) knows of any basis for any Environmental Liability.

SECTION 3.09.                                   Compliance with Laws and Agreements.  (a)  Each of Parent and its Subsidiaries is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Each of Parent and the Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act, the Anti-Money Laundering and Counter-Terrorism Financing Act 2006, the UK Bribery Act 2010 and the UK Proceeds of Crime Act 2002.

(b)                                 Parent and each Subsidiary (in each case, to the extent a party thereto) is in compliance with the Existing Amcor Credit Agreements, the Existing Amcor Note Documents, the Existing Bemis Note Documents, any Applicable Credit Agreement, all other indentures and credit agreements to which it is a party and all other agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.10.                                   Investment Company Status.  None of Parent or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.11.                                   ERISA.  No ERISA Events have occurred or are reasonably expected to occur that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The excess of the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) over the fair value of the assets of such Plan, as of the date of the most recent Accounts reflecting such amounts, did not, and could not reasonably be expected to, result in a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or may rely upon an opinion letter for a prototype plan letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto, and (ii) as of the date of this Agreement, to Parent’s knowledge, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification.

SECTION 3.12.                                   Ranking of Obligations.  The obligations of each Loan Party under the Loan Documents to which it is a party rank at least equally with all of the unsecured and unsubordinated Financial Indebtedness of such Loan Party, except liabilities mandatorily (and not consensually) preferred by law, and ahead of all subordinated indebtedness, if any, of such Loan Party.

SECTION 3.13.                                   Related Parties.  No Loan Party subject to the Corporations Act has contravened or will contravene section 208 or section 209 of the Corporations Act by executing and delivering any Loan Document or performing its obligations thereunder or participating in any transaction in connection with any Loan Document.

SECTION 3.14.                                   Benefit from Transactions.  Each Loan Party benefits by the execution, delivery and performance of the Loan Documents to which it is a party.

SECTION 3.15.                                   Execution not as a Trustee.  No Loan Party has executed or delivered any Loan Document in the capacity of a trustee, responsible entity or custodian of any trust, managed investment scheme or settlement.

SECTION 3.16.                                   Federal Reserve Regulations.  Neither Parent nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.  Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement between Parent or any Subsidiary and any Lender or Affiliate of a Lender will at any time be represented by margin stock.

SECTION 3.17.                                   Anti-Corruption Laws; Sanctions; FATF Public Statement Jurisdiction.  Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, the Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, the Subsidiaries and its and their respective officers and employees and, to the knowledge of Parent, its and the Subsidiaries’ respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of Parent, any Subsidiary or, to the knowledge of Parent or the Borrowers, any of their respective directors, officers or employees, or their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transactions contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.  None of Parent, any Borrower or any of their respective Subsidiaries, or any director, officer, employee, agent or Affiliate of any of the foregoing, is a Person that is, or is owned or controlled by Persons that are, located, organized or resident in a FATF Public Statement Jurisdiction.

SECTION 3.18.                                   Choice of Law Provisions.  The choice of law provisions set forth in Section 9.09 are legal, valid and binding under the laws of Australia, the Bailiwick of Jersey, the United Kingdom and each other jurisdiction in which any Non-US Loan Party is organized, and none of Parent or the Borrowers knows of any reason why the courts of Australia, the Bailiwick of Jersey, the United Kingdom or any such other jurisdiction will not give effect to the choice of law of the State of New York as the proper law, other than through the exercise by any such court of discretionary powers under general principles of equity or public policy limitations in each case not specifically relating to such provisions.  Amcor has the legal capacity to sue and be sued in its own name under the laws of Australia, New Amcor has the legal capacity to sue and be sued in its own names under the laws of the Bailiwick of Jersey, Amcor UK has the legal capacity to sue and be sued in its own name under the laws of the United Kingdom and each other Non-US Loan Party has the legal capacity to sue and be sued in its own name under the laws of its jurisdiction of formation, incorporation or organization, as applicable.  Each of the Non-US Loan Parties has the power to submit, and has irrevocably submitted, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and such irrevocable submission and the waiver by each Non-US Loan Party of any immunity and any objection to the venue of the proceedings in such Federal or State court are legal, valid and binding obligations of such Non-US Loan Party, and none of Parent or the Borrowers knows of any reason why the courts of Australia, the Bailiwick of Jersey, the United Kingdom or any other jurisdiction where any Non-US Loan Party is organized would not give effect to such submission and waivers, other than through the exercise by any such court of discretionary powers under general principles of equity or based on public policy limitations in each case not specifically relating to such submission and waivers.  Each Non-US Loan Party has validly and irrevocably appointed the Authorized Agent as its authorized agent for the purpose described in Section 9.09(e).  Service of process in the manner set forth in Section 9.09(d) will be effective to confer valid personal jurisdiction over each Non-US Loan Party, and none of Parent or the Borrowers knows of any reason why the courts in Australia, the Bailiwick of Jersey, the United Kingdom or any other jurisdiction where any Non-US Loan Party is organized will not recognize as valid and final, or will not enforce, any final and conclusive judgment against Amcor, New Amcor, Amcor UK or such other Non-US Loan Party, respectively, obtained in any such Federal or State court arising out of or in relation to the obligations of Amcor, New Amcor, Amcor UK or such other Non-US Loan Party under the Loan Documents, other than through the exercise by any such court of discretionary powers under general principles of equity or public policy limitations in each case not specifically relating to jurisdictional matters (including consent to service of process provisions).

SECTION 3.19.                                   No Immunity.  Each Non-US Loan Party is subject to civil and commercial laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by such Non-US Loan Party of this Agreement and any other Loan Documents to which it is a party constitute and will constitute private and commercial acts and not public or governmental acts.  None of the Non-US Loan Parties or any of their properties has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing in respect of its obligations under this Agreement and any other Loan Documents to which it is a party.

SECTION 3.20.                                   Proper Form; No Recordation.  With respect to each Non-US Loan Party, this Agreement and each other Loan Document to which it is a party are in proper legal form under the laws of the jurisdiction in which such Non-US Loan Party is organized and existing for the enforcement thereof against such Non-US Loan Party under the laws of such jurisdiction and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and such other Loan Documents.  It is not necessary, in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any other Loan Document to which any Non-US Loan Party is party, that this Agreement or such other Loan Document be filed, registered or recorded with, or executed or notarized before, any court or other Governmental Authority in the jurisdiction in which such Non-US Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement or any such other Loan Document, except for (a) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the applicable Loan Document is sought to be enforced and (b) any charge or tax as has been timely paid by such Non-US Loan Party.

ARTICLE IV

Conditions

SECTION 4.01.                                   Effective Date.  This Agreement shall become effective on the first date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02); provided that the obligations of the Lenders to make Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth in Sections 4.02 and 4.03:

(a)                                 The Administrative Agent shall have received from each party hereto (for the avoidance of doubt, other than New Amcor and Bemis) either a counterpart of this Agreement signed on behalf of such party or evidence satisfactory to the Administrative Agent

(which may include a facsimile transmission or transmission by electronic mail (in .pdf or .tif format)) that such party has signed a counterpart of this Agreement.  The Administrative Agent shall have received from each Borrower (for the avoidance of doubt, other than Bemis) either a counterpart of the Guarantee Agreement signed on behalf of such party or evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or transmission by electronic mail (in .pdf or .tif format)) that such Borrower has signed a counterpart of the Guarantee Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Agents and the Lenders and dated the Effective Date) of each of (i) Sidley Austin LLP, counsel for the Borrowers in the United States and England and Wales, and (ii) Gilbert + Tobin, counsel for Parent in Australia, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  The Administrative Agent shall have received a Closing Certificate and such other documents and certificates as the Administrative Agent may reasonably request relating to the formation, incorporation or organization, as applicable, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer or a director of Parent, confirming satisfaction of the conditions set forth in Sections 4.03(a) and 4.03(b).

(e)                                  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including reasonable fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party.

(f)                                   The Lenders shall have received (i) all documentation and other information with respect to the Loan Parties required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, the Anti-Money Laundering and Counter-Terrorism Financing Rules promulgated under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 and the UK Proceeds of Crime Act 2002, to the extent reasonably requested in writing not less than 10 Business Days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Borrower no less than five Business Days prior to the Effective Date.

The Administrative Agent shall notify Parent and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on April 30, 2019 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.                                   Availability Date.  The obligation of each Lender to make its initial Loan is subject to the occurrence of the Effective Date and the satisfaction (or waiver in accordance with Section 9.02) of the following conditions; provided that the obligations of the

Lenders to make Loans hereunder are further subject to the satisfaction (or waiver in accordance with Section 9.02) of the conditions set forth in Section 4.03:

(a)                                 The Administrative Agent shall have received from (i) each of Amcor, Amcor UK, Amcor US, New Amcor and Bemis either a counterpart of the Joinder Agreement signed on behalf of Amcor, Amcor UK, Amcor US, New Amcor or Bemis, as the case may be, or evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or transmission by electronic mail (in .pdf or .tif format)) that Amcor, Amcor UK, Amcor US, New Amcor or Bemis, as the case may be, has signed a counterpart of the Joinder Agreement and (ii) each of New Amcor and Bemis either a counterpart of a supplement to the Guarantee Agreement (substantially in the form attached as an exhibit thereto) signed on behalf of New Amcor or Bemis, as the case may be, or evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or transmission by electronic mail (in .pdf or .tif format)) that New Amcor or Bemis, as the case may be, has signed a counterpart of a supplement to the Guarantee Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Agents and the Lenders and dated the Availability Date) of each of (i) Armstrong Teasdale LLP, counsel for Bemis in the United States, and (ii) Ogier, counsel for Parent in the Bailiwick of Jersey, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  The Administrative Agent shall have received a Closing Certificate and such other documents and certificates as the Administrative Agent may reasonably request relating to the formation, incorporation or organization, as applicable, existence and good standing of New Amcor and Bemis, the authorization of the Transactions by New Amcor and Bemis and any other legal matters relating to New Amcor and Bemis, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 [Reserved].

(e)                                  (i) The exchange of all issued and outstanding ordinary shares of Amcor for ordinary shares of, or CHESS Depository Instruments representing a beneficial interest in ordinary shares of, New Amcor, with Amcor becoming a wholly-owned Subsidiary of New Amcor, shall have been, or substantially concurrently shall be, implemented pursuant to a scheme of arrangement pursuant to and in all material respects in accordance with the terms of the Transaction Agreement and (ii) the merger of Merger Sub with and into Bemis, with Bemis surviving the merger as a wholly-owned Subsidiary of New Amcor, shall have been, or substantially concurrently shall be, consummated pursuant to and in all material respects in accordance with the terms of the Transaction Agreement.  The Transaction Agreement (including the terms of the Scheme (as defined in the Transaction Agreement as in effect on March 1, 2019) and the Deed Poll (as defined in the Transaction Agreement as in effect on March 1, 2019)) shall not have been amended or modified (including, in the case of the Scheme, any amendments or modifications thereto required by the Court (as defined in the Transaction Agreement as in effect on March 1, 2019)), or any provision or condition therein (including any condition set forth on Exhibit A thereto) waived, or any consent granted thereunder, if such amendment, modification, waiver or consent would be material and adverse to the interest of the Lenders (in their capacities as such); provided that Amcor may, with respect to any such amendment, modification, waiver or consent, deliver to the Administrative Agent a certificate of a Financial Officer of Amcor, together with a copy of, or a substantially final draft of, such amendment, modification, waiver or consent, stating that Amcor has determined in good faith that such amendment, modification, waiver or consent would not be material and adverse to the Lenders (in their capacities as such), in which case such certificate shall, on the fifth Business Day after receipt thereof by the Administrative Agent, constitute conclusive evidence that such amendment, modification, waiver or consent would not be material and adverse to the interests of the Lenders (in their capacities as such) unless, within such five Business Day period, the Administrative Agent or the Required Lenders notify Amcor in writing that it or they disagree with such determination by Amcor.

(f)                                   The Existing Credit Agreement Refinancing shall have been, or substantially concurrently shall be, consummated.

(g)                                  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Availability Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(h)                                 No Default shall have occurred and be continuing.

(i)                                     The Administrative Agent shall have received a certificate, dated the Availability Date and signed by the chief financial officer or a director of New Amcor, confirming satisfaction of the conditions set forth in Sections 4.02(e), 4.02(f), 4.02(g) and 4.02(h).

(j)                                    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Availability Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including, to the extent invoiced at least one Business Day prior to the Availability Date, reasonable fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party.

(k)                                 The Lenders shall have received (i) all documentation and other information with respect to New Amcor and Bemis required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, the Anti-Money Laundering and Counter-Terrorism Financing Rules promulgated under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 and the UK Proceeds of Crime Act 2002, to the extent reasonably requested in writing not less than 10 Business Days prior to the Availability Date, and (ii) to the extent New Amcor or Bemis qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to New Amcor or Bemis, as the case may be, no less than 10 Business Days prior to the Availability Date.

SECTION 4.03.                                   Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Revolving Loan) is subject to receipt of the request therefor in accordance herewith and to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a)                                 The representations and warranties of each Loan Party set forth in the Loan Documents (other than, after the Availability Date, the representations and warranties set forth in Section 3.05(b) and clause (i) of Section 3.08(a)) shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b)                                 At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

On the date of any Borrowing (other than any conversion or continuation of any Revolving Loan), the Borrowers shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, the Aggregate Revolving Credit Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01 or 2.04(a).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of Parent and, other than in the case of the affirmative covenants set forth in paragraphs (a)(i), (b) and (c) of Section 5.01, each Borrower covenants and agrees with the Lenders that:

SECTION 5.01.                                   Financial Statements and Other Information.  Parent will furnish to the Administrative Agent, on behalf of each Lender:

(a)                                 (i) within 120 days after the end of each fiscal year of Parent, its audited Accounts as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLP or any other firm appointed by Parent to act as its independent auditors and approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated Accounts have been prepared in accordance with the Applicable GAAP and (A) in the case of consolidated Accounts furnished prior to the Applicable GAAP Transition Date, give a true and fair view of the consolidated financial position of Parent and its consolidated Subsidiaries as of the end of, and of their performance for, such fiscal year and (B) in the case of consolidated Accounts furnished on and after the Applicable GAAP Transition Date, present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with Applicable GAAP; provided that if the comparative figures for the prior fiscal year contained in such Accounts are prepared in accordance with US GAAP and such figures were previously provided to the Administrative Agent pursuant to this clause (a) prepared in accordance with Australian Accounting Standards, then Parent shall also provide a reconciliation statement reflecting the effects of the change in the Applicable GAAP on the calculation of EBITDA, Net Interest Expense, Total Net Indebtedness and Total Tangible Assets, in each case as of the end of or for such prior fiscal year, and (ii) if any Loan Party is at any time required by law in its place of incorporation, organization or formation, as applicable, to prepare annual financial statements, within 120 days after the end of each fiscal year of such Loan Party, copies of such financial statements;

(b)                                 within 90 days after the end of (i) prior to the Applicable GAAP Transition Date, the first six-month period of each fiscal year of Parent, and (ii) on and after the Applicable GAAP Transition Date, each of the first three fiscal quarters of each fiscal year of Parent, its Accounts as of the end of and for such period and, in the case of clause (ii), the portion of such fiscal year then ended, in each case setting forth in comparative form the figures for the corresponding period of the prior fiscal year, all prepared in accordance with the Applicable GAAP (subject to the absence of footnotes and normal year-end audit adjustments) and (A) in the case of Accounts furnished prior to the Applicable GAAP Transition Date, giving a true and fair view of the consolidated financial position of Parent and its consolidated Subsidiaries as of the end of, and of their performance for, such six-month period and (B) in the case of Accounts furnished on and after the Applicable GAAP Transition Date, presenting fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its consolidated Subsidiaries as of the end of and for such fiscal quarter and for the portion of such fiscal year then ended on a consolidated basis (and, in each case, if required by applicable law, audited and accompanied by the opinion of PricewaterhouseCoopers LLP or any other firm appointed by Parent to act as its independent auditors and approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned)); provided that if the comparative figures for any portion of the prior fiscal year contained in such Accounts are prepared in accordance with US GAAP and such figures were previously provided to the Administrative Agent for any portion of such prior fiscal year prepared in accordance with Australian Accounting Standards, then Parent shall also provide a reconciliation statement reflecting the effects of the change in the Applicable GAAP on the calculation of EBITDA, Net Interest Expense, Total Net Indebtedness and Total Tangible Assets, in each case as of the end of or for such portion of the prior fiscal year;

(c)                                  concurrently with each delivery of Accounts under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of Parent, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (consistent with the detail provided under the Existing Amcor Credit Agreements and any Applicable Credit Agreement) demonstrating compliance with Sections 6.01, 6.05 and 6.06 (and, in the event any pro forma adjustment shall have been made as contemplated by the definitions of the terms EBITDA and Net Interest Expense, setting forth in reasonable detail the calculation of such pro forma adjustments) and (iii) if any change in the Applicable GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of Parent most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.05) that has had, or could have, a significant effect on the calculations of the Net Interest Expense Coverage Ratio or the Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations;

(d)                                 concurrently with each delivery of Accounts under clause (a) above, a certificate or letter of the accounting firm that audited such Accounts stating that it has reviewed this Agreement and stating further that Parent and the Borrowers are in compliance with Sections 6.05 and 6.06 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)                                  promptly after the same become publicly available (or, if not made publicly available, promptly after distribution by Parent to its shareholders or creditors generally, as the case may be), copies of all periodic and other reports, proxy statements and other materials filed by Parent or any Subsidiary with the SEC, the ASX Limited or any other securities exchange, or distributed by Parent to its shareholders or creditors generally, as the case may be;

(f)                                   promptly after any reasonable request by any Lender therefor, such information and documentation as required (i) by bank regulatory authorities under applicable “know your customer” rules with respect to any Loan Party, including the USA PATRIOT Act, the Anti-Money Laundering and Counter-Terrorism Financing Rules promulgated under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 and the UK Proceeds of Crime Act 2002, or (ii) for purposes of compliance with the Beneficial Ownership Regulation; and

(g)                                  promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; provided that Parent shall not be required to furnish any such information that Parent determines after consultation with counsel qualified to advise on such matters (which may be in-house counsel) that, notwithstanding the confidentiality requirements of Section 9.12, Parent would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof.

Information required to be delivered pursuant to clause (a), (b) or (e) of this Section shall be deemed to have been delivered if and when such information, or one or more annual, semi-annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of Parent at http://www.amcor.com or the website of the SEC at http://www.sec.gov.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.  In the event any financial statements delivered under clause (a) or (b) above shall be restated, Parent shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Financial Officer of Parent.

SECTION 5.02.                                   Notices of Material Events.  Parent will furnish to the Administrative Agent prompt written notice of the following:

(a)                                 the occurrence of, or receipt by Parent of any written notice claiming the occurrence of, (i) any default or event of default under any Existing Amcor Credit Agreement, any Existing Amcor Note Document or any other Principal Facility Agreement or (ii) any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by Parent to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c)                                  any change to any Applicable Unsecured Rating;

(d)                                 the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(e)                                  any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification;

(f)                                   the effectiveness of any amendment contemplated by Section 1.08, together with true and complete copies of the Applicable Credit Agreement containing the applicable MFN Provision; and

(g)                                  any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Parent setting forth the details of the event or development requiring such notice and, in the case of clause (a) above, any action taken or proposed to be taken with respect thereto.

SECTION 5.03.                                   Subsidiary Guarantees.  Parent will ensure that at all times each Subsidiary that has Guaranteed any Material Financial Indebtedness of Parent, Amcor US, Amcor UK or, on and after the Availability Date, Amcor or Bemis (or is otherwise a co-obligor on, or jointly liable with respect to, any such Material Financial Indebtedness) becomes a Subsidiary Guarantor by duly executing and delivering a supplement to the Guarantee Agreement, in the form specified therein, on behalf of such Person, together with, to the extent requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b), 4.01(c), 4.02(b) and 4.02(c) with respect to such Subsidiary Guarantor; provided that this Section 5.03 shall not apply to that certain class order deed CO 98/1418 with the Australian Securities and Investments Commission, as such class order is amended from time to time, and to the benefit of any Guarantees provided solely as part thereof.

SECTION 5.04.                                   Existence; Conduct of Business.  (a)  Each of Parent and the Borrowers will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence (and shall not change the jurisdiction of its formation, incorporation or organization, as applicable, from that applicable on the date hereof) and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary or desirable in the normal conduct of its business, except, in the case of this clause (ii), to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that clause (ii) above shall not prohibit any transaction permitted under Section 6.03.

(b)                                 (i) Prior to the Availability Date, each of Amcor UK and Amcor US shall remain a wholly-owned Subsidiary of Amcor and (ii) on and after the Availability Date, each of Amcor, Amcor UK, Amcor US and Bemis shall remain a wholly-owned Subsidiary of New Amcor.

(c)                                  Neither Parent nor any Subsidiary will engage to any material extent in any business other than businesses of the type conducted by Parent and the Subsidiaries on the date hereof and businesses reasonably related or ancillary thereto.

SECTION 5.05.                                   Maintenance of Properties.  Parent and each Subsidiary will keep and maintain all property used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.                                   Insurance.  Parent and each Subsidiary will maintain, with financially sound and reputable insurance companies, or with a wholly-owned Subsidiary on arms’-length terms, insurance in such amounts and against such risks as are prudent or usual for a Person of established repute conducting a business similar to it in the same or similar locations.

SECTION 5.07.                                   Books and Records.  Parent and each Subsidiary will keep proper and adequate books of record and account in accordance with the Applicable GAAP and in accordance in all material respects with applicable law.

SECTION 5.08.                                   Compliance with Laws.  Parent and each Subsidiary will comply with all laws, including all orders of any Governmental Authority, and maintain in full force and effect all Governmental Approvals, in each case, applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, the Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09.                                   Use of Proceeds.  The proceeds of the Loans will be used solely for general corporate purposes of Parent and the Subsidiaries, to consummate the Existing Credit Agreement Refinancing and to repay or prepay any other Financial Indebtedness of Parent and the Subsidiaries; provided that the proceeds of any Loan may not be used directly or indirectly in a manner or for a purpose that would (or would, but for any applicable limitation in any Loan Document) result in a contravention of Part 2J.3 of the Corporations Act.  None of Parent or any Borrower will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available the proceeds of the Loans to any Subsidiary, joint venture partner or other Person, to fund any activities or business of or with a FATF Public Statement Jurisdiction, any goods originating from a FATF Public Statement Jurisdiction or any Person located, organized or resident in a FATF Public Statement Jurisdiction or owned or controlled by such Person.

SECTION 5.10.                                   Ranking of Obligations.  Each Loan Party shall take all such actions as shall be necessary to ensure that the Obligations of such Loan Party rank and, until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, will rank, at least equally with all other unsecured and unsubordinated obligations of such Loan Party, except obligations mandatorily (and not consensually) preferred by applicable law, and ahead of all subordinated Financial Indebtedness, if any, of such Loan Party.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of Parent and the Borrowers covenants and agrees with the Lenders that:

SECTION 6.01.                                   Subsidiary Indebtedness.  Parent will not permit any Subsidiary (other than Amcor UK, Amcor US, any Subsidiary Guarantor or, on and after the Availability Date, Amcor or Bemis) to create, incur, assume or permit to exist any Financial Indebtedness, except:

(a)                                 Financial Indebtedness owed to Parent or any of the Subsidiaries;

(b)                                 Limited Recourse Indebtedness;

(c)                                  Financial Indebtedness owed by any Subsidiary that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, provided that (i) such Financial Indebtedness existed on the date that such Subsidiary became a Subsidiary (or is so merged or consolidated) and was not incurred in anticipation thereof, (ii) such Financial Indebtedness is repaid in full within one year of the date such Subsidiary becomes a Subsidiary (or such merger or consolidation) or such later date as may be the date of the maturity of such Financial Indebtedness if such Financial Indebtedness is fixed interest rate indebtedness that provides a commercial financial advantage to Parent and the Subsidiaries and (iii) in the case of any Person becoming a Subsidiary as a result of a Division where the Dividing Person is Parent or a Subsidiary, such Financial Indebtedness was permitted by this clause (c) immediately prior to the consummation of such Division; and

(d)                                 other Financial Indebtedness, provided that immediately after giving effect to the incurrence of any such Financial Indebtedness pursuant to this clause (d) (or, in the case of any such Financial Indebtedness outstanding on the Effective Date, on the Effective Date), the aggregate principal amount of all Financial Indebtedness outstanding under this clause (d) shall not exceed 7.5% of the Total Tangible Assets.

SECTION 6.02.                                   Liens.  Neither Parent nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its assets, now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except:

(a)                                 any Permitted Encumbrances; or

(b)                                 other Liens securing Financial Indebtedness, provided that, immediately after giving effect to the incurrence or assumption of any such Lien or the incurrence of any Financial Indebtedness secured thereby (or, in the case of any such Liens in existence on the Effective Date, on the Effective Date), the aggregate principal amount of all outstanding Financial Indebtedness (other than Limited Recourse Indebtedness) secured by any Liens on assets of Parent or any Subsidiary (other than Liens referred to in clauses

(e) and (h) of the definition of “Permitted Encumbrances”) shall not exceed 7.5% of the Total Tangible Assets.

SECTION 6.03.                                   Asset Sales.  Parent shall not, and shall not permit the Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and whether directly or through any merger or consolidation of, or any sale, transfer, lease or other disposition of Equity Interests in, or the assets of, Parent or any Subsidiary) (a) all or substantially all of the assets of Parent and the Subsidiaries, taken as a whole (whether now owned or hereafter acquired) or (b) any assets pursuant to a Material Disposition for an aggregate consideration in an amount equal to or greater than US$300,000,000, unless, after giving pro forma effect thereto, Parent shall be in compliance with Sections 6.05 and 6.06.

SECTION 6.04.                                   Use of Proceeds.  No Borrower will request any Borrowing, and neither Parent nor any Borrower shall use, and each of Parent and the Borrowers shall procure that its subsidiaries and its or their directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 6.05.                                   Net Interest Expense Coverage Ratio.  Parent will not permit the Net Interest Expense Coverage Ratio for any Test Period to be less than 3.50 to 1.00.

SECTION 6.06.                                   Leverage Ratio.  Parent will not permit the Leverage Ratio as of the last day of any Test Period to exceed 3.75 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (an “Event of Default”) shall occur:

(a)                                 any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, solely if the cause of such failure is a banking system delay or interruption, such failure shall continue unremedied for a period of two Business Days;

(b)                                 Parent or any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation, warranty or statement made or deemed made by or on behalf of Parent or any Subsidiary in any Loan Document or in any report, certificate, financial statement or other document provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 Parent or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a)(ii), 5.04(a)(i) (with respect to Parent’s or any Borrower’s existence) or 5.09 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to Parent (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f)                                   Parent or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Financial Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, relating to such Material Financial Indebtedness;

(g)                                  any event or condition occurs that results in any Material Financial Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Financial Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Material Financial Indebtedness or (ii) any Material Financial Indebtedness that becomes due as a result of a voluntary refinancing thereof;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Parent or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, administrator, liquidator, trustee, custodian, sequestrator, conservator or similar official for Parent or any Significant Subsidiary or for a material part of its assets, or any such official is appointed to Parent or any Significant Subsidiary or a material part of its assets, and, in any such case, such proceeding, petition or appointment shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     Parent or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, receiver and manager, administrator, liquidator, trustee, custodian, sequestrator, conservator or similar official for Parent or any Significant Subsidiary or for a material part of its assets, or any such official is appointed to Parent or any Significant Subsidiary or a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Parent or any Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article or (vi) solely in the case of Parent, become subject to Parent Bankruptcy Event;

(j)                                    Parent or any Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of US$150,000,000 (or the equivalent thereof in any other currency) (other than any such judgment covered by third party insurance to the extent the insurer has been notified of such judgment and liability therefor has not been denied by the insurer), shall be rendered against Parent or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Parent or any Subsidiary to enforce any such judgment;

(l)                                     any Loan Document is or becomes void, voidable or unenforceable, or is asserted in writing by any Borrower or any other Loan Party not to be valid and enforceable;

(m)                             any material obligation of any Borrower or any other Loan Party under any Loan Document or the performance of any such obligation is or becomes at any time illegal or invalid under any applicable law;

(n)                                 (i) prior to the Availability Date, Amcor UK or Amcor US shall cease to be a wholly-owned Subsidiary of Amcor or (ii) on or after the Availability Date, Amcor, Amcor UK, Amcor US or Bemis shall cease to be a wholly-owned Subsidiary of New Amcor; or

(o)                                 a Change in Control shall occur;

then, and in every such event (other than an event with respect to Parent or any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Parent, take any or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Parent or the Borrowers hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and each Borrower; and in the case of any event with respect to Parent or any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Parent or any Borrower hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Parent and each Borrower.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Foreign Administrative Agent as its agents and authorizes the Administrative Agent and the Foreign Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Foreign Administrative Agent, as applicable, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that an Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, any Subsidiary or any other Affiliate of Parent that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (ii) unless a court of competent jurisdiction shall have determined by a final and non-appealable judgment that such Agent was grossly negligent or acted with willful misconduct in taking or not taking any such action.  Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by Parent or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to an Agent or (F) any determination with respect to (1) the existence or the extent of any legal impediments on the ability of any Subsidiary Guarantor or, on or after the Availability Date, New Amcor to perform its obligations under the Guarantee Agreement (it being acknowledged by the Lenders that the Administrative Agent shall not be required to make any evaluation as to whether any such impediment exists unless and until it shall have been requested to do so in writing by a Lender and, in connection with any such evaluation or determination, may consult with legal counsel (who may be counsel for Parent) selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel) or (2) the terms of the subordination referred to in the definition of the term the Subordinated Debt Allowance.  Each Agent shall be deemed to have no knowledge of any Lender being a Restricted Lender unless and until the Administrative Agent shall have received the written notice from such Lender referred to in Section 1.03, and then only to as and to the extent specified in such notice, and any determination of whether the Required Lenders or any other requisite Lenders shall have provided any consent or direction in connection with this Agreement or any other Loan Document shall not be affected by any subsequent delivery to the Administrative Agent of any such written notice.  Notwithstanding anything herein to the contrary, no Agent shall have any liability arising from any confirmation of the Revolving Credit Exposure or the component amounts thereof.

Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  Each Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof, including pursuant to Section 9.01(e).  In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to each Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as an Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, each Agent may resign at any time from its capacity as such.  In connection with such resignation, such Agent shall give notice of its intent to resign to the Lenders and Parent.  Upon receipt of any such notice of resignation, the Required Lenders (in the case of a resignation by the Administrative Agent) or the Administrative Agent (in the case of a resignation by the Foreign Administrative Agent) shall have the right (with, so long as no Event of Default has occurred and is continuing, the consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned)) to appoint a successor.  If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York, in the case of a successor to the Administrative Agent, or with an office in London or Frankfurt, in the case of a successor to the Foreign Administrative Agent or, in each case, an Affiliate of any such bank. If any Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Parent and such Agent remove such Agent in its capacity as such, and (with, so long as no Event of Default has occurred and is continuing, the consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned)) appoint a successor. Upon the acceptance of its appointment as Administrative Agent or Foreign Administrative Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, as the case may be, and such retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by Parent to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by Parent and such successor.  Notwithstanding the foregoing, in the event (a) no successor Agent to a retiring Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and Parent or (b) no successor to a removed Agent shall have been so appointed and shall have accepted such appointment by the day that is 30 days following of the issuance of a notice of removal, the removal shall become effective on such 30th day, and on the date of effectiveness of such resignation or removal, as the case may be, (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the retiring or removed Agent for the account of any Person other than such Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the retiring or removed Agent shall also directly be given or made to the other Agent and each Lender.  After any Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.  Nothing in this paragraph shall be deemed to limit the rights of the Foreign Administrative Agent under the penultimate paragraph of this Article.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by becoming a party to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Agent or the Lenders on or prior to the Effective Date.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Borrower or other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim under Sections 2.11, 2.12, 2.14, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to any Agent and, in the event that any Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due to it, in its capacity as Agent, under the Loan Documents (including under Section 9.03); provided, however, that nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agents or the Documentation Agents (each of the foregoing, a “Titled Person”) shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder, and, without limiting the foregoing, no Titled Person shall have or be deemed to have any fiduciary relationship with any Lender or with Parent or any of its Affiliates.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and each Titled Person and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)                                 such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(b)                                 the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c)                                  (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d)                                 such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) clause (a) in the immediately preceding paragraph is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (d) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Titled Person and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

The Foreign Administrative Agent (the “Designating Foreign Administrative Agent”) may at any time and from time to time, by written notice to the Administrative Agent, the Lenders and Parent, nominate an Affiliate of the Designating Foreign Administrative Agent (such Affiliate, a “Substitute Foreign Administrative Agent”) to act as a successor Foreign Administrative Agent.  A notice to nominate a Substitute Foreign Administrative Agent must be in the form of Exhibit J (the “Foreign Administrative Agent Designation Notice”) and be countersigned by the Substitute Foreign Administrative Agent confirming it will be bound as the Foreign Administrative Agent under this Agreement.  Such Substitute Foreign Administrative Agent shall succeed to the rights, powers, duties and obligations of the Foreign Administrative Agent, and the term “Foreign Administrative Agent” shall mean such Substitute Foreign Administrative Agent effective immediately upon delivery of such Foreign Administrative Agent Designation Notice to the Administrative Agent.  With respect to Section 9.01(a)(ii), the address for notices for the Foreign Administrative Agent shall be, upon such succession and without further action, the address for the Substitute Foreign Administrative Agent set forth in the Foreign Administrative Agent Designation Notice.  A Substitute Foreign Administrative Agent will be treated as the Foreign Administrative Agent for all purposes under the Loan Documents for so long as it continues to be a Substitute Foreign Administrative Agent under this Agreement.  The Designating Foreign Administrative Agent may revoke its designation of an Affiliate as a Substitute Foreign Administrative Agent by notice in writing to the Administrative Agent, the Lenders and Parent.  Upon such Substitute Foreign Administrative Agent’s ceasing to be a Substitute Foreign Administrative Agent, the Designating Foreign Administrative Agent will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in such Substitute Foreign Administrative Agent.

The provisions of this Article are solely for the benefit of the Agents and the Lenders, and, except solely to the extent of Parent’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Parent or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                   Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (c) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)                                     if to Parent or any Borrower, to Parent (or c/o Amcor, as applicable) at Amcor Corporate, Thurgauerstrasse 34, CH-8050 Zurich, Attention of Group Treasurer/VP Treasury (Fax No. +44 44 316 17 18; Email Address: graeme.vavasseur@amcor.com);

(ii)                                  if to the Administrative Agent or the Foreign Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops 2, 3rd Floor, Newark, DE 19713, Attention of Lauren Mayer (Fax No. (302) 634-1417; Email Addresses: lauren.mayer@jpmorgan.com and

12012443629@tls.ldsprod.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, NY 10179, Attention of Demetrius Dixon (Fax No. (302) 634-1417;  Email Address: Demetrius.dixon@chase.com);

(iii)                               if to JPMorgan, in its capacity as the Euro Swingline Lender, to JPMorgan Chase Bank, N.A., European Loan Operations, 3rd Floor, Prestige Platina, Near Marathahalli Junction, Sarjapur Outer Ring Road, Kadabeesanahalli, Vathur Hobli, Bangalore – 560087, India (Fax No. +1 214 291 4365; E-Fax: 442074923297@tls.ldsprod.com; Email Addresses: european.loan.operations@jpmorgan.com and loan_and_agency_london@jpmorgan.com);

(iv)                              if to Australia and New Zealand Banking Group Limited, in its capacity as the Australian Dollar Swingline Lender, to Loan Servicing Cache Loan IQ MNL (Fax No. +61 3 8523 4543; Email Address: LoanServicingCacheLoanIQMNL@anz.com), with a copy to LCS Institutional VIC (1300 762 583), Attention of Aarani Rajmohan (Fax No. 1300 853 269; Email: LCSInstitutionalVIC@anz.com and aarani.rajmohan@anz.com); and

(v)                                 if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b)                                 Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (c) of this Section shall be effective as provided in such paragraph.

(c)                                  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Any notices or other communications to an Agent, Parent or any Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to the Platform shall be deemed received upon the receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)                                 Any party hereto may change its address, telephone number, email address or fax number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to Parent and the Agents).

(e)                                  In connection with any Borrowing Request or Interest Election Request required to be provided hereunder to the Foreign Administrative Agent, the applicable Borrower (or Parent on its behalf) shall furnish with such request telephone call-back information designating a Financial Officer or other authorized employee of the applicable Borrower (or of Parent on its behalf) as authorized to confirm and provide any additional information relating to any such request as the Foreign Administrative Agent may reasonably require in order to give effect to such request. The Foreign Administrative Agent shall be authorized to seek any such confirmation or additional information by telephonic request.  The Foreign Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any information provided by such designated Person and, in the event such designated Person is not, in fact, available to provide any such information by telephone call-back, the Foreign Administrative Agent shall have no liability for any failure to act in connection with any such request or notice.

(f)                                   The Borrowers agree that any Agent may, but shall not be obligated to, make any Communication by posting such Communication on the Platform.  The Platform and any Communications are provided “as is” and “as available”.  The Agents, the Titled Persons and their respective Related Parties do not warrant, and shall not be deemed to warrant, the adequacy of the Platform or the Communications, and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by any Agent, any Titled Person or any of their respective Related Parties in connection with the Communications or the Platform.  In no event shall any Agent, any Titled Person or any of their respective Related Parties have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s, any Agent’s or any Titled Person’s transmission of communications through the Platform, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Person acted with gross negligence or willful misconduct; provided, however, that in no event shall any Agent, any Titled Person or any of their respective Related Parties have any liability to any Loan Party, any Lender or any other Person for indirect, special, consequential or punitive damages (as opposed to direct or actual damages).  Parent, each Borrower and each Lender agrees that any Agent or any Titled Person may, but shall not be obligated to, store any Communications on the Platform in accordance with its customary document retention procedures and policies.

SECTION 9.02.                                   Waivers; Amendments.  (a)  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Arranger, any

Syndication Agent, any Documentation Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Except as provided in Section 1.08, 2.04(e), 2.07(d), 2.08(b) and 2.13(b), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Parent and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the currency of any Loan or any interest or fee, without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (including any such postponement as a result of any modification to the term “Commitment Outside Date”), without the written consent of each Lender affected thereby, (D) change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release (including by limiting liability in respect thereof) (i) any Borrower or, on or after the Availability Date, New Amcor from its Guarantee under the Guarantee Agreement or (ii) one or more Subsidiary Guarantors (other than those that are also Borrowers) from their Guarantees under the Guarantee Agreement if such Guarantees represent a material portion of the aggregate value of the Guarantees of all the Subsidiary Guarantors (except as expressly provided in the Guarantee Agreement), without the written consent of each Lender, or (G) amend, modify or waive the condition set forth in Section 4.02(f), without the written consent of each Lender; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of any Agent or any Swingline Lender without the prior written consent of such Agent or such Swingline Lender, as the case may be.  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c)                                  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender.  Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.                                   Expenses; Indemnity; Damage Waiver.  (a)  Parent and the Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers and their Affiliates (including due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, US counsel to the Agents and the Arrangers, Allen & Overy, UK and Australian counsel to the Agents and the Arrangers, and Walkers, Jersey counsel to the Agents and the Arrangers), in connection with the structuring, arrangement and syndication of the credit facility provided for herein, including the preparation, execution and delivery of the commitment letter and any fee letter entered into in connection with the credit facility provided for herein, (ii) all reasonable and documented expenses of the Agents associated with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (iii) all reasonable and documented expenses incurred by any Agent or any Lender (including any Swingline Lender), including the reasonable fees, charges and disbursements of any counsel for any of the foregoing (including Cravath, Swaine & Moore LLP, US counsel to the Agents, Allen & Overy, UK and Australian counsel to the Agents, and Walkers, Jersey counsel to the Agents), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Parent and the Borrowers shall indemnify each Agent (and any sub-agent thereof), each Arranger, the Syndication Agents, the Documentation Agents and each Lender (including each Swingline Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facility provided for herein (in the case of any Arranger), the preparation, execution, delivery and administration of the commitment letter or any fee letter entered into in connection with the credit facility provided for herein, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the commitment letter or any fee letter entered into in connection with the credit facility provided for herein, this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the commitment letter or any fee letter entered into in connection with the credit facility provided for herein, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by, or any Environmental Liability related in any way to, Parent or any of its Subsidiaries or Affiliates; provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from (i) such Indemnitee’s gross negligence or willful misconduct, (ii) a material breach by such Indemnitee of the express terms of this Agreement or the other Loan Documents or (iii) claims of one or more Indemnitees against another Indemnitee (other than claims against any Agent, the Syndication Agents, the Documentation Agents or the Arrangers in their capacities or in fulfilling their roles as such) and not involving any act or omission of Parent or any of its Subsidiaries or Affiliates and (y) Parent and the Borrowers shall not be liable for the legal fees and expenses of more than one law firm at any time for the Indemnitees as a whole (and, if reasonably deemed necessary by the Indemnitees, one firm of local counsel in each relevant jurisdiction and one firm of special counsel for each relevant specialty, in each case for the Indemnitees as a whole); provided that, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict informs Parent of such conflict, Parent and the Borrowers shall be responsible for the reasonable and documented fees and expenses of one additional firm of counsel for each group of such affected Indemnitees similarly situated (and if reasonably deemed necessary by such affected Indemnitee, one additional firm of such local counsel or specialty counsel for each group of such affected Indemnitees similarly situated).  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  To the extent that Parent and the Borrowers fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to any Agent (or any sub-agent thereof), any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent) or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) or such Swingline Lender in connection with such capacity.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures and Unused Commitments at the time (or most recently outstanding and in effect); provided that, for purposes of this paragraph, the Revolving Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.19 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unused Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.

(d)                                 No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet and the Platform), except to the extent that such damages are determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the willful misconduct or gross negligence of such Indemnitee or the material breach by such Indemnitee of the confidentiality provisions of this Agreement or any of the other Loan Documents.

(e)                                  To the extent permitted by applicable law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim against each other such Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that this paragraph (e) shall not limit the obligations of Parent and the Borrowers to indemnify, in accordance with paragraph (b) above, any Indemnitee against any such damages that may be awarded against it or any indemnification or expense reimbursement obligations of the Loan Parties set forth in any other Loan Document.

(f)                                   All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.                                   Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Parent nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender (and any attempted assignment or transfer by Parent or any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), and, to the extent expressly contemplated hereby, the Arrangers, the Syndication Agents, the Documentation Agents, the sub-agents of any Agent and the Related Parties of any of the Agents, the Arrangers, the Syndication Agents, the Documentation Agents and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time held or owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)                               Parent; provided that no consent of Parent shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)                               the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               each Swingline Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the

Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or (w) in the case of an assignment solely of Loans denominated in Euros, €5,000,000, (x) in the case of an assignment solely of Loans denominated in Australian Dollars, A$5,000,000, (y) in the case of an assignment solely of Loans denominated in Sterling, £5,000,000 and (z) in the case of an assignment solely of Loans denominated in Swiss Francs, CHF5,000,000), unless each of Parent and the Administrative Agent otherwise consents; provided that no such consent of Parent shall be required if an Event of Default has occurred and is continuing; provided further that Parent shall be deemed to have consented to any such assignment that would otherwise not comply with the provisions of this clause (A) unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of US$3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Private Side Information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including US Federal and state and foreign securities laws; and

(E)                                there must be no less than two Lenders or one Lender with its lending office in Australia remaining after giving effect to such assignment.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 9.03 and 9.17).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)                              The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Parent, the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Parent and the Borrowers and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that if Parent or any Borrower requests a copy of the Register, such copy shall be provided to Parent or such Borrower within two Business Days of such request.

(v)                                 Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt of) any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.  Upon request of Parent, the Administrative Agent shall provide to Parent a copy of each Assignment and Assumption and Administrative Questionnaire that shall have been accepted by the Administrative Agent.

(c)                                  (i)  Any Lender may, without the consent of Parent, any Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Parent, the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the first proviso to Section 9.02(b) that affects such Participant.  Parent and the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Parent’s request and expense, to use reasonable efforts to cooperate with Parent to effectuate the provisions of Section 2.18(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights and obligations of such Lender under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other rights and obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, no Agent (in its capacity as an Agent) shall have any responsibility for maintaining a Participant Register.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank with jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.                                   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Arrangers, the Syndication Agents, the Documentation Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent indemnity, expense reimbursement and yield protection obligations as to which no claim has been made) and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.05(b), 2.14, 2.15, 2.16, 2.17(e), 2.18, 9.03 and 9.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.                                   Counterparts; Integration; Effectiveness; Electronic Execution.  (a)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate fee letters with respect to fees payable to the Administrative Agent, the Arrangers or the Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter entered in connection herewith (but do not supersede any other provisions of any such commitment letter or any fee letter entered into in connection with the credit facility provided for herein that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto (for the avoidance of doubt, other than New Amcor and Bemis), and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, electronic mail (in .pdf or .tif format) or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require any Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07.                                   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.                                   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, or by such an Affiliate, to or for the credit or the account of Parent or any Borrower against any of and all the obligations then due of Parent or any Borrower existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of Parent or any Borrower are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  Each Lender agrees to promptly notify Parent and the Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender, and each Affiliate thereof, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have.

SECTION 9.09.                                   Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that the determination of whether the Amcor Exchange Scheme shall have been implemented, and the Bemis Merger shall have been consummated, in all material respects in accordance with the Transaction Agreement shall be interpreted and construed in accordance with the internal laws of the State of Delaware, without giving effect to any laws or other rules that would result in the application of laws of a different jurisdiction; provided further that (i) the determination of whether the Amcor Exchange Scheme shall have been implemented in all material respects in accordance with the Transaction Agreement shall, solely to the extent required by the laws of Victoria, Australia, be governed by, and construed in accordance with, the laws of Victoria, Australia and (ii) the determination of whether the Bemis Merger shall have been implemented in all material respects in accordance with the Transaction Agreement shall, solely to the extent required under the laws of the State of Missouri, be governed by, and construed in accordance with, the laws of the State of Missouri.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of Parent and the Borrowers hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such Federal court or, in the event such Federal court lacks subject matter jurisdiction, such New York State court.  Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)                                  Each Non-US Loan Party hereby irrevocably designates, appoints and empowers Amcor US, with an address of 2801 SW 149 Avenue, Suite 350, Miramar, Florida 33027, and Amcor US hereby accepts such designation, appointment and empowerment, as its authorized designee, appointee and agent (the “Authorized Agent”) to receive, accept and forward for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.  Such service may be made by mailing a copy of such process to any such Loan Party in the care of the Authorized Agent at its address set forth above, and each Non-US Loan Party hereby irrevocably authorizes and directs the Authorized Agent to accept such service on its behalf.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each such Loan Party.

(f)                                   In the event any Loan Party or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Loan Party hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 9.10.                                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.                                   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.                                   Confidentiality.  (a) Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or be subject to customary confidentiality obligations of employment or professional practice, (ii) upon the request or demand of any Governmental Authority, semi-governmental authority, self-regulatory authority (such as the National Association of Insurance Commissioners) or regulatory authority having or purporting to have jurisdiction over it (in which case such Agent or such Lender shall, (A) except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority (or any request by such a governmental bank regulatory authority) and (B) in the case of any request or demand of any self-regulatory authority, to the extent reasonably practicable, (1) promptly notify Parent of (and, to the extent reasonably practicable in light of the nature of the request, in advance of) such disclosure to the extent permitted by law and (2) so furnish only that portion of such information that such Agent or such Lender reasonably believes it is legally required to disclose), (iii) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case such Agent or such Lender shall (x) promptly notify Parent of (and, to the extent reasonably practicable in light of the nature of the request, in advance of) such disclosure to the extent permitted by law and (y) so furnish only that portion of such information that such Agent or such Lender reasonably believes it is legally required to disclose), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction, or any actual or prospective credit insurance provider (or its Related Parties), relating to any of Parent or the Borrowers and their obligations hereunder, (vii) with the consent of Parent, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Parent or a Borrower or (ix) solely with respect to Information about this Agreement or any other Loan Document, to market data collectors, as such Information is routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  For purposes of this Section, “Information” means all information received from Parent or any Borrower relating to Parent, any Subsidiary or their businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by Parent or any Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Each of the Applicable Agent and each Loan Party agrees to keep each Swingline COF Rate and each COF Rate confidential and not to disclose it to any other Person, and each Loan Party further agrees to cause its subsidiaries not to disclose any Swingline COF Rate or COF Rate to any other Person, except that (i) in the event a Swingline Borrowing that is subject to clause (D) or (E) of Section 2.13(a), the Applicable Agent shall promptly disclose the Swingline COF Rate or the COF Rate, as the case may be, of each relevant Lender, as communicated by such Lender to the Applicable Agent, to Parent, and (ii) each of the Applicable Agent and each Loan Party may disclose any Swingline COF Rate or COF Rate, as the case may be, (A) to any of its Affiliates and any of its or their respective Related Parties or auditors, provided that any such Person to whom such Swingline COF Rate or COF Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information, provided, however, that there shall be no requirement to so inform such Person if, in the opinion of the disclosing party, it is not practicable to do so under the circumstances, (B) to any Person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the Person to whom such Swingline COF Rate or COF Rate is to be disclosed is informed in writing of its confidential nature and that it may be price-sensitive information, provided, however, that there shall be no requirement to so inform such Person if, in the opinion of the disclosing party, it is not practicable to do so under the circumstances or (C) to the extent required by applicable law or by any subpoena or similar legal process.  The Applicable Agent and each Loan Party agrees to, and each Loan Party shall cause its subsidiaries to, (to the extent permitted by law) (x) inform each relevant Lender of the circumstances of any disclosure made pursuant to this Section 9.12(b) and (y) notify each relevant Lender upon becoming aware that any information has been disclosed in breach of this Section 9.12(b).  No Default or Event of Default shall arise under clause (e) of Article VII solely by reason of the failure of any Loan Party or any of its subsidiaries to comply with this Section 9.12(b).

SECTION 9.13.                                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.                                   “Know Your Customer” Notices.  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act and the Anti-Money Laundering and Counter-Terrorism Financing Rules promulgated under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with such Act and Rules.

SECTION 9.15.                                   No Fiduciary Relationship.  Each of Parent and the Borrowers, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Borrowers and their Affiliates, on the one hand, and the Agents, the Arrangers, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Arrangers, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Agents, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent, the Borrowers and their Affiliates, and none of the Agents, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to Parent, the Borrowers or any of their Affiliates.  To the fullest extent permitted by law, each of Parent and the Borrowers hereby waives and releases any claims that it or any of its Affiliates may have against the Agents, the Arrangers, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16.                                   Non-Public Information.  (a)  Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Parent, any Borrower or any Agent pursuant to or in connection with, or in the course of administering, this Agreement, will be syndicate-level information, which may contain Private Side Information.  Each Lender represents to Parent, the Borrowers and the Agents that (i) it has developed compliance procedures regarding the use of Private Side Information and that it will handle Private Side Information in accordance with such procedures and applicable law, including Unites States Federal and state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain Private Side Information in accordance with its compliance procedures and applicable law, including United States federal and state and foreign securities laws.

(b)                                 Parent, the Borrowers and each Lender acknowledge that, if information furnished by Parent or any Borrower pursuant to or in connection with this Agreement is being distributed by any Agent through Debt Domain, IntraLinksTM, SyndTrak or any other electronic platform chosen by such Agent to be its electronic transmission system (the “Platform”), (i) the Agents may post any information that Parent has indicated as containing Private Side Information solely on that portion of the Platform as is designated for Private Side Lender Representatives and (ii) if Parent has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains Private Side Information, each Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives.  Parent agrees to clearly designate all information provided to the Agents by or on behalf of Parent or any Borrower that is suitable to be made available to Public Side Lender Representatives, and each Agent shall be entitled to rely on any such designation by Parent without liability or responsibility for the independent verification thereof.  In the event that any Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Lender acknowledges that (A) other Lenders may have availed themselves of such information and (B) none of Parent, any Borrower, any Agent or any other Titled Person has any responsibility for such Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement.

SECTION 9.17.                                   Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of each of Parent and the Borrowers in respect of any sum due to any party hereto or any party to any other Loan Document or any holder of the obligations owing hereunder or under any other Loan Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder or under such other Loan Document (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the

Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, Parent and such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

SECTION 9.18.                                   Additional Subsidiary Guarantees; Release of Subsidiary Guarantors.  (a)  Parent may (but, except as provided in Section 5.03, is not required to), at any time upon prior written notice to the Administrative Agent, cause any of its wholly-owned Subsidiaries to become a Subsidiary Guarantor by causing such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guarantee Agreement in the form specified therein, together with, to the extent requested by the Administrative Agent, documents and opinions of the type referred to in Sections 4.01(b), 4.01(c), 4.01(f), 4.02(b) and 4.02(c) with respect to such Subsidiary.

(b)                                 In the event that (i) all of the capital stock of a Subsidiary Guarantor (other than a Borrower) that is owned by Parent and the Subsidiaries is sold or otherwise disposed of in a transaction or transactions permitted by Section 6.03, (ii) in the case of any Subsidiary Guarantor that shall have become such solely pursuant to Section 9.18(a), immediately after giving effect to such release (and assuming that all of the Financial Indebtedness of such Subsidiary Guarantor outstanding on the date of the effectiveness of such release has been incurred by such Subsidiary Guarantor on such date), all of the Financial Indebtedness of the Subsidiaries shall be permitted under Section 6.03 or (iii) in the case of any Subsidiary Guarantor that shall have become such pursuant to Section 5.03, such Subsidiary Guarantor (if it were not already a party to the Guarantee Agreement) would no longer be required, pursuant to Section 5.03, to become a Subsidiary Guarantor, then, in each case, promptly following Parent’s request and so long as no Event of Default has occurred and is continuing or would result after giving effect to such release, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to Parent, at Parent’s expense, a release of such Subsidiary Guarantor from its obligations under the Guarantee Agreement.  In connection with any release pursuant to this Section, the Administrative Agent may request that Parent deliver to it a certificate of a Financial Officer of Parent to the effect that the requirements to such release set forth in this paragraph have been satisfied, and the Administrative Agent may rely on, and shall incur no liability for relying upon, any statements made in any such certificate.  Any execution and delivery of documents pursuant to this paragraph shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.19.                                   Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMCOR LIMITED

by
/s/ Michael Casamento
Name: Michael Casamento
Title: Executive Vice President, Finance and Chief Financial Officer

AMCOR FINANCE (USA), INC.

by
/s/ Robert Mermelstein
Name: Robert Mermelstein
Title: Director

AMCOR UK FINANCE PLC

by
/s/ Graeme Vavasseur
Name: Graeme Vavasseur
Title: Director

SIGNATURE PAGE TO AMCOR FIVE-YEAR SYNDICATED FACILITY AGREEMENT

JPMORGAN CHASE BANK, N.A.,
individually and as the Administrative Agent and Foreign Administrative Agent

by
/s/ Tasvir Hasan
Name: Tasvir Hasan
Title: Executive Director

SIGNATURE PAGE TO AMCOR FIVE-YEAR SYNDICATED FACILITY AGREEMENT

SIGNATURE PAGE TO
THE AMCOR FIVE-YEAR SYNDICATED FACILITY AGREEMENT

Name of Institution:

by

Name:
Title:

For any Lender requiring a second signature line:

by

Name:
Title:

SIGNATURE PAGE TO AMCOR FIVE-YEAR SYNDICATED FACILITY AGREEMENT

ANNEX A

Additional Defined Terms

Defined Term	Prior to the Applicable GAAP Transition Date	On and after the Applicable GAAP Transition Date

“EBITDA”

means, for any period, the profit on ordinary activities before income tax expense, net finance costs, amortization or impairment of intangible assets and depreciation of tangible assets of Parent and the Subsidiaries for such period, as disclosed in the most recent Accounts delivered pursuant to Section 5.01(a)(i) or 5.01(b), and after excluding any Significant Items for such period, all as determined on a consolidated basis in accordance with the Applicable GAAP.

means, for any period, Consolidated Net Income for such period plus, (a) without duplication, to the extent deducted in the determination of such Consolidated Net Income, (i) net interest expense for such period, (ii)  income tax expense for such period, (iii) depreciation and amortization expense for such period, (iv) any extraordinary, non-recurring or unusual non-cash charges or expenses for such period and (v) the amount of any one-time transaction costs (including compensation and acquisition costs) incurred in connection with the Combination Transactions for such period, in an aggregate amount not to exceed $190,000,000 during the term of this Agreement, minus (b) to the extent included in the determination of such Consolidated Net Income, any extraordinary, non-recurring or unusual non-cash gains for such period, all as determined on a consolidated basis in accordance with the Applicable GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income of Parent and the Subsidiaries for such period, as determined on a consolidated basis in accordance with the Applicable GAAP.

“Finance Lease”	means a “finance lease” as defined in the Australian Approved Accounting Standard AASB117: Leases.

means a lease (or similar arrangement conveying the right to use) that is required to be classified and accounted for as a capital lease or financing lease on a balance sheet under the Applicable GAAP.

“Net Interest Expense”

means, for any period, the aggregate consolidated total finance expense of Parent and the Subsidiaries for such period, less the sum of (a) the aggregate consolidated interest income received by Parent and the Subsidiaries for such period, (b) the interest component of the post employment benefit costs of Parent and the Subsidiaries classified as borrowing costs for such period and (c) any discounting of the long term provisions of Parent and the Subsidiaries recognized as borrowing costs, all as determined on a consolidated basis in accordance with the Applicable GAAP and as disclosed in the most recent Accounts delivered pursuant to Section 5.01(a)(i) or 5.01(b) or, if they are not expressly disclosed in the Accounts, as certified by a Financial Officer of Parent to the Administrative Agent.

means, for any period, the aggregate consolidated total interest expense of Parent and the Subsidiaries for such period, less the sum of (a) the aggregate consolidated interest income received by Parent and the Subsidiaries for such period, (b) the interest component of any post employment benefit costs of Parent and the Subsidiaries classified as interest expense for such period and (c) the interest component of any discounting of long term provisions, all as determined on a consolidated basis in accordance with the Applicable GAAP and as disclosed in the most recent Accounts delivered pursuant to Section 5.01(a)(i) or 5.01(b) or, if they are not expressly disclosed in the Accounts, as certified by a Financial Officer of Parent to the Administrative Agent.

“Total Net Indebtedness”

means, as of any date, (a) the sum of (i) the aggregate amount of outstanding interest-bearing liabilities of Parent and the Subsidiaries as disclosed in the most recent Accounts delivered pursuant to Section 5.01(a)(i) or 5.01(b), but (x) for the avoidance of doubt, excluding retirement and other employee benefit obligations and “Other financial liabilities” as disclosed in such Accounts and (y) excluding any Financial Indebtedness falling within the Subordinated Debt Allowance, and (ii) without duplication, any Guarantees of interest-bearing liabilities given by Parent or any Subsidiary that are outstanding on such date, minus (b) cash and cash equivalents of Parent and its Subsidiaries (including short-term deposits held with financial institutions) on such date, all as determined on a consolidated basis in accordance with the Applicable GAAP; provided that Total Net Indebtedness will be determined without giving effect to any principle resulting in valuation of any Financial Indebtedness below the full stated principal amount thereof (including on account of any election to value any Financial Indebtedness at “fair value” or, in the case of any convertible debt instruments, to value such debt instruments in a bifurcated manner).

means, as of any date (a) the sum of (i) the aggregate amount of outstanding long-term debt (including the current portion of long-term debt) and short-term debt as disclosed in the most recent Accounts delivered pursuant to Section 5.01(a)(i) or 5.01(b), but (x) for the avoidance of doubt, excluding retirement and other employee benefit obligations and “Other current liabilities” and “Other non-current liabilities”, in each case as disclosed in such Accounts, and (y) excluding any Financial Indebtedness falling within the Subordinated Debt Allowance, and (ii) without duplication, any Guarantees of long-term debt or short-term debt given by Parent or any Subsidiary that are outstanding on such date, minus (b) cash and cash equivalents of Parent and its Subsidiaries (including short-term deposits held with financial institutions) on such date, all as determined on a consolidated basis in accordance with the Applicable GAAP.